UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a‑101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a‑6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a‑12

Investors Real Estate Trust
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
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☐	Fee computed on table below per Exchange Act Rules 14a‑6(i)(1) and 0‑11.
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	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0‑11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0‑11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
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Investors Real Estate Trust 1400 31st Ave SW, Suite 60 PO Box 1988 Minot, ND 58702‑1988

August 4, 2016

Dear Fellow Shareholders:

It is a pleasure to invite you to attend the 46th Annual Meeting of Shareholders of Investors Real Estate Trust (the “Company”) to be held on Tuesday, September 20, 2016, at 9:00 a.m. CDT, at the Grand Hotel, 1505 North Broadway, Minot, North Dakota.

At the annual meeting, you will be asked to vote on the following items: (i) the election of the nine nominees named in the Proxy Statement as trustees of the Company, each for a term of one year and until his or her successor is duly elected and qualified; (ii) an advisory vote on executive compensation; and (iii) the ratification of Grant Thornton LLP as the Company’s independent auditor for the current fiscal year; and (iv) such other matters as may properly come before the annual meeting or any adjournment(s) or postponement(s) thereof. The annual meeting will also feature a report on the operations of the Company, followed by a question and answer period. After the annual meeting, you will have the opportunity to speak informally with the trustees and officers of the Company.

The Board of Trustees recommends that you vote to (i) elect the nine trustee nominees named in the Proxy Statement; (ii) approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission; and (iii) ratify the appointment of Grant Thornton LLP as the Company’s independent auditor for the current fiscal year.

Information about the annual meeting and the formal business to be acted on by our shareholders is included in the Notice of Annual Meeting and the Proxy Statement that follow. Our 2016 proxy materials and 2016 Annual Report are available online at www.proxyvote.com.

On or about August 4, 2016, we mailed our shareholders a Notice of Internet Availability of Proxy Materials containing instructions on: (1) how to access our 2016 Proxy Statement and 2016 Annual Report via the Internet and (2) how to vote. The notice also included instructions on how to receive a paper copy of the proxy materials. On or about August 4, 2016, other shareholders, in accordance with their prior requests, were sent e‑mail notifications containing instructions on how to access our proxy materials via the Internet and to vote, or have been mailed paper copies of our proxy materials and a proxy card or voting form. Our proxy materials are available at www.proxyvote.com.

Please refer to the Proxy Statement for details on the 2016 Annual Meeting, including detailed information on each of the proposals to be voted on at the meeting. Your shareholder vote is important, and I encourage you to vote promptly. I look forward to seeing you at the 2016 Annual Meeting.

Sincerely, Investors Real Estate Trust
Timothy P. Mihalick President and Chief Executive Officer

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on Tuesday, September 20, 2016, at 9:00 a.m. CDT

Notice is hereby given that the Annual Meeting of Shareholders (the “Annual Meeting”) of Investors Real Estate Trust (the “Company”) will be held on Tuesday, September 20, 2016, at 9:00 a.m. CDT, at the Grand Hotel, 1505 North Broadway, Minot, North Dakota, 58703, for the following purposes:

1.

To elect the nine nominees named in the Proxy Statement as trustees of the Company, each for a term of one year expiring at the 2017 Annual Meeting of Shareholders and until his or her successor is duly elected and qualified,

2.	To hold an advisory vote on executive compensation (the “say on pay vote”),
3.	To ratify Grant Thornton LLP as the Company’s independent auditor for the current fiscal year and
4.	To transact such other business as may properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof.

These items are described in more detail in the Proxy Statement. We have not received notice of any other matters that may properly be presented at the Annual Meeting.

The Company’s Board of Trustees has fixed the close of business on July 22, 2016, as the record date for determining the shareholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment(s) or postponement(s) thereof.

Important Notice Regarding the Availability of Proxy Materials for the Investors Real Estate Trust’s 2016 Annual Meeting of Shareholders to be held on September 20, 2016: The 2016 proxy materials and 2016 Annual Report are available at www.proxyvote.com.

By Order of the Board of Trustees,

Joy S. Newborg
Secretary and Associate General Counsel

Minot, North Dakota

August 4, 2016

It is important that your shares be represented and voted at the 2016 Annual Meeting. You can vote your shares by one of the following methods: (1) by Internet; (2) by telephone; (3) if you received your proxy materials by mail, by mailing your proxy card; or (4) in person at the 2016 Annual Meeting. Any proxy may be revoked in the manner described in the Proxy Statement at any time prior to its exercise at the 2016 Annual Meeting.

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INVESTORS REAL ESTATE TRUST

1400 31st Avenue SW, Suite 60

PO Box 1988

Minot, ND 58702‑1988

Telephone: (701) 837‑4738

Fax: (701) 838‑7785

PROXY STATEMENT

August 4, 2016

Proxies are solicited by the Board of Trustees (the “Board” or “Board of Trustees”) of Investors Real Estate Trust, a North Dakota real estate investment trust (the “Company”), for use at the Company’s 2016 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Tuesday, September 20, 2016, at 9:00 a.m. CDT. The Annual Meeting will be held at the Grand Hotel, 1505 North Broadway, Minot, North Dakota, 58703. Only the holders of record of the Company’s common shares of beneficial interest, no par value (“Shares” or “common shares”), at the close of business on July 22, 2016 (the “Record Date”), are entitled to vote at the Annual Meeting. The holders of the Company’s 8.25% Series A Cumulative Redeemable Preferred Shares of Beneficial Interest, no par value (the “Series A Preferred Shares”), and the holders of the Company’s 7.95% Series B Cumulative Redeemable Preferred Shares of Beneficial Interest, no par value (the “Series B Preferred Shares”), are not entitled to vote at the Annual Meeting. As of the close of business on July 22, 2016, the Company had 121,149,767 Shares issued and outstanding, each of which is entitled to one vote at the Annual Meeting. Thirty‑three and one‑third percent of the Shares outstanding on the Record Date must be present in person or represented by proxy to have a quorum.

The cost of soliciting proxies will be borne by the Company. The Company has engaged Morrow & Co., LLC, 470 West Avenue, Stamford, CT 06902 (“Morrow”) to assist with the solicitation of proxies. The Company will pay Morrow a fee of $8,000 plus reimbursement of out‑of‑pocket expenses and disbursements currently estimated at an additional $6,000, with the final amount of such disbursements depending on the level of services actually provided. Trustees, officers and employees of the Company may, without additional compensation, solicit proxies by mail, email and/or telephone.

The Company is furnishing proxy materials to its shareholders primarily via the Internet. On or about August 4, 2016, the Company mailed to its shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access the Company’s proxy materials, including the 2016 Proxy Statement and the 2016 Annual Report, and how to vote through the Internet, by mail or in person. On or about August 4, 2016, certain shareholders, in accordance with their prior requests, were sent e‑mail notifications of how to access the proxy materials and to vote or have been mailed paper copies of the Company’s proxy materials and a proxy card or voting form.

Internet distribution of the Company’s proxy materials is designed to expedite receipt by shareholders, lower the cost of the Annual Meeting and conserve natural resources. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability. If you have previously elected to receive the Company’s proxy materials electronically, you will continue to receive these materials via e‑mail unless you elect otherwise.

The Company will request banks, brokerage houses and other institutions, nominees and fiduciaries to forward the proxy materials to the beneficial owners of Shares and to obtain authorization for the execution of proxies. The Company will, upon request, reimburse banks, brokerage houses and other institutions, nominees and fiduciaries for their reasonable expenses in forwarding the proxy materials to the beneficial owners. If a shareholder is a participant in the Company’s Distribution Reinvestment and Share Purchase Plan (the “DRSP Plan”), the proxy represents a voting instruction as to the number of full Shares in such shareholder’s DRSP Plan account, as well as any Shares held directly by the shareholder.

You may vote your Shares at the Annual Meeting in person. If you cannot attend the Annual Meeting in person, or you wish to have your Shares voted by proxy even if you do attend the Annual Meeting, you may vote by duly authorized proxy over the Internet, by telephone or by mail. In order to vote over the Internet, you must first go to www.proxyvote.com, have your Notice of Internet Availability of Proxy Materials, proxy card or voting instruction form in hand and follow the instructions.

In order to vote by telephone, you must call 1‑800‑690‑6903, have your Notice of Internet Availability of Proxy Materials, proxy card or voting instruction form in hand and follow the instructions.

To vote by mail using a proxy card, you must sign, date and mail the proxy card in the envelope provided. You may request a proxy card as instructed in the Notice of Internet Availability of Proxy Materials.

To vote in person, you must attend the Annual Meeting and obtain and submit a ballot, which will be provided at the meeting.

All properly executed or authorized proxies delivered pursuant to this solicitation and not revoked will be voted at the Annual Meeting as specified in such proxies. If no vote is specified on such a proxy, or no vote is specified as to a particular proposal, the Shares represented by such proxy as to such no vote will be voted FOR the election of each of the nine trustee nominees, FOR the advisory approval of named executive officer compensation and FOR the ratification of the selection of Grant Thornton LLP as the Company’s independent auditor for the current fiscal year. If other matters are properly presented for voting at the Annual Meeting, the persons named as proxies will vote on such matters in accordance with their best judgment. The Company has not received notice of other matters that may properly be presented for voting at the Annual Meeting.

Brokerage firms have authority to vote clients’ unvoted shares on some “routine” matters. When a brokerage firm votes its clients’ unvoted shares on routine matters, these shares are counted and are used to determine if a quorum exists to conduct business at the meeting. A brokerage firm cannot vote clients’ unvoted shares on non‑routine matters, which results in a broker non‑ vote. A broker non‑vote will be treated as not being entitled to vote on the proposal and will not be counted for purposes of determining whether the proposal has been approved, but will be counted for purposes of determining the existence of a quorum to conduct business at the meeting.

The Company’s proposal to ratify the selection of its independent auditor (Proposal 3) is considered a routine matter, but the election of trustees (Proposal 1) and the advisory vote on executive compensation (Proposal 2) are not. If you hold your Shares in street name and you do not instruct your bank or broker how to vote in the election of trustees (Proposal 1) and on the advisory vote on executive compensation (Proposal 2), no votes will be cast on your behalf for such proposals. Your bank or broker will, however, continue to have discretion to vote any uninstructed Shares on the ratification of the appointment of the Company’s independent auditor (Proposal 3). Accordingly, if you hold your Shares in street name in a bank or brokerage account, it is critical that you cast your vote if you want it to count in the election of trustees and in the advisory vote on executive compensation.

Shares entitled to vote but which, at the direction of the beneficial owner, are not voted on one or more matters (“abstentions”) will be counted for the purpose of determining whether there is a quorum for the transaction of business at the Annual Meeting. Shares held by brokers who do not have discretionary authority to vote on a particular matter and who have not received voting instructions from their customers (broker non‑votes) are counted as present for the purpose of determining the existence of a quorum at the Annual Meeting.

The affirmative vote of a majority of the voting power of the shareholders present in person or by proxy at the Annual Meeting, provided a quorum is present, is required to elect each of the nine trustee nominees (Proposal 1); to approve, on an advisory basis, the compensation of the named executive officers (Proposal 2); and to ratify the selection of Grant Thornton LLP as the Company’s independent auditor (Proposal 3). If brokers and banks vote on their clients’ behalf as directed to do so, such votes will affect the proposals as voted (either for or against). If brokers and banks do not receive voting instructions from their clients and, accordingly, do not vote on their clients’ behalf, such broker non‑votes will be treated as not being entitled to vote on the proposal and will not be counted for purposes of determining whether the proposal has been approved. Abstentions will have the effect of a vote against the proposals.

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before polls close at the Annual Meeting by either: (1) delivering to Joy S. Newborg, the Secretary of the Company, a written notice of revocation or a duly executed proxy bearing a later date; (2) authorizing a subsequent proxy by telephone or through the designated Internet site; or attending the Annual Meeting and voting in person. If your shares are held on your behalf by a broker, bank or other nominee, you must contact them to receive instructions on how to revoke your proxy.

The Company’s principal executive offices are located at 1400 31st Avenue SW, Suite 60, Minot, North Dakota, 58702. The Company’s telephone number is (701) 837‑4738 and facsimile number is (701) 838‑7785.

PROPOSAL 1: ELECTION OF TRUSTEES

Description of Proposal

The Articles of Amendment and Third Restated Declaration of Trust of the Company (the “Declaration of Trust”) provides that the Board of Trustees shall be comprised of not less than five nor more than fifteen trustees. The Board currently consists of ten trustees.

Jeffrey P. Caira, Michael T. Dance, Linda J. Hall, Terrance P. Maxwell, Timothy P. Mihalick, Jeffrey L. Miller, John A. Schissel, John D. Stewart and Jeffrey K. Woodbury have been nominated for election as trustees at the Annual Meeting, to serve for a term of one year (expiring at the 2017 Annual Meeting of Shareholders) and until their successors are duly elected and qualified. Stephen L. Stenehjem notified the Board that he has decided not to stand for re-election.

All the nominees are presently serving as trustees of the Board, and were recommended for nomination for re‑election by the Nominating and Governance Committee.

In the unanticipated event that any nominee should become unavailable for election, either the persons named as proxies on the proxy card will have discretionary authority to vote pursuant to the proxy card for a substitute nominee nominated by the Board or the Board, on the recommendation of the Nominating and Governance Committee, may reduce the size of the Board and number of nominees.

Required Vote

The affirmative vote of a majority of the votes of the shareholders present in person or by proxy at the Annual Meeting, provided a quorum is present, is required to elect each of the nine trustee nominees.

Vote Recommended

The Board recommends that shareholders vote FOR Ms. Linda J. Hall and Messrs. Jeffrey P. Caira, Michael T. Dance, Terrance P. Maxwell, Timothy P. Mihalick, Jeffrey L. Miller, John A. Schissel, John D. Stewart and Jeffrey K. Woodbury.

Nominees

The following table sets forth the names of and biographical information regarding each of the nominees, including their age as of July 1, 2016, principal occupation, the year they each first became a trustee, their current Board committee memberships and the experience, qualifications, attributes and skills that have led the Board to conclude that these nominees should serve as trustees of the Company.

Nominee	Principal Occupation and Summary Biography	Age	Trustee Since	Board Committee Membership
Jeffrey P. Caira

Former Director — Co‑Portfolio Manager with AEW Capital Management

Jeffrey P. Caira has served as a trustee of the Company since June 23, 2015. Mr. Caira has over 30 years of experience in the real estate industry. From 2003 to 2013, he served in various positions at AEW Capital Management, lastly as Director  —  Co‑Portfolio Manager of the North American Diversified Strategy, a multi‑ billion dollar real estate securities portfolio, before retiring. Prior to that, Mr. Caira served as a Vice President‑Portfolio Manager and Senior Analyst for Pioneer Investment Management, Inc. from 2000 to 2003, managing the U.S. real estate sector fund; and Vice‑President —  Senior Equity Research Analyst for RBC Dain Rauscher, Inc. (formerly Tucker Anthony) from 1998 to 2000, covering equity REITs. Currently, he serves on the Board of Directors for Riverway Condominium Trust. Mr. Caira graduated from the University of Notre Dame and holds an M.B.A. from the Kellogg School of Management. He is a licensed real estate broker in the Commonwealth of Massachusetts.

Mr. Caira brings the following experience, qualifications, attributes and skills to the Board: general business management, portfolio management, portfolio valuation and analysis of public securities and real estate, capital markets, investment banking, finance, strategic planning, property management and property acquisition experience from his over thirty years in the real estate industry; insight into governance and management best practices from over ten years of serving on boards of various non‑profit organizations; and extensive business and personal contacts in the real estate and investment banking fields.

		59	2015	Audit; Nominating and Governance; Investment

Nominee	Principal Occupation and Summary Biography	Age	Trustee Since	Board Committee Membership
Michael T. Dance

Former Chief Financial Officer of Essex Property Trust, Inc. (NYSE: ESS)

Michael T. Dance has served as a trustee of the Company since April 19, 2016. Mr. Dance has over 22 years of real estate industry experience and over 35 years of accounting and finance experience. From 2005 until he retired in late 2015, Mr. Dance served as Executive Vice President and Chief Financial Officer of Essex Property Trust, Inc. (NYSE: ESS), an S&P 500 Company and publicly traded REIT that acquires, develops, redevelops and manages multifamily residential properties in select West Coast markets. From 2002 to 2014, Mr. Dance was an independent consultant providing SOX compliance consultation and litigation support, and an adjunct Professor for the University of California at Berkeley, Haas School of Business. Mr. Dance began his career at KPMG in 1978, and was a partner from 1990 to 2002. He received his Bachelor’s degree in Economics from California State University, East Bay, and is a Certified Public Accountant (inactive).

Mr. Dance brings the following experience, qualifications, attributes and skills to the Board: general business management, corporate governance and finance and strategic planning experience from his executive‑level position with a publicly traded REIT;  real estate industry investment, development, acquisition, disposition, marketing and management experience from his approximately 22 years in the real estate industry; accounting and public reporting experience; and his extensive business and personal contacts in real estate industry.

		59	2016	Audit; Investment
Linda J. Hall

Entrepreneur‑in‑Residence, Carlson School of Management, University of Minnesota; Consultant

Linda J. Hall, PhD has served as a trustee of the Company since September 21, 2011. Since 2008, Ms. Hall has been Entrepreneur‑in‑Residence at the Carlson School of Management, University of Minnesota. Ms. Hall has 42 years of executive experience in the manufacturing and service sectors, including healthcare, venture capital financing, employee benefits, and teaching. During her career, she has launched 14 start‑up companies as an executive, director or consultant, including three inside $1 billion plus companies. Ms. Hall also has 20 years of experience serving on the boards of privately held and publicly reporting companies in the United States and Europe, including serving as the chair of compensation, compliance, governance and nominating committees and as a member of audit committees. Ms. Hall currently serves on the boards of Amedisys (NASDAQ: AMED), Ascension Ventures and DentaQuest. She previously served on the boards of three publicly held companies: Health Fitness Corporation (NASDAQ:HFIT) from 2001 until it was acquired in 2010, MTS Systems Corporation (NASDAQ:MTS) from 1995 to 2006, and August Technology (NASDAQ:AUGT) from 2002 until it was acquired in 2006. She also previously served on the board of a privately held European company Laastari/R Clinic from 2010 to 2015. She is a Phi Beta Kappa graduate of the University of Michigan, and received a PhD from the University of Minnesota.

Ms. Hall brings the following experience, qualifications, attributes and skills to the Board: general business management, healthcare industry, marketing strategy and strategic planning experience from her executive‑level positions with public and private companies, and extensive experience with corporate governance and compensation practices from her service on numerous non‑profit, private and public company boards of directors.

		67	2011	Compensation (Chair); Nominating and Governance; Investment

Nominee	Principal Occupation and Summary Biography	Age	Trustee Since	Board Committee Membership
Terrance P. Maxwell

Chief Financial Officer, Managing Director and member of the Executive Committee of Robert W. Baird & Co. Incorporated

Terrance P. Maxwell has served as a trustee of the Company since November 6, 2013. Mr. Maxwell has been the Chief Financial Officer since March 2015 and a Managing Director and member of the Executive Committee since May 2014 of Robert W. Baird & Co. Incorporated (“Baird”), an employee‑owned, international wealth management, capital markets, private equity and asset management firm with offices in the United States, Europe and Asia. Prior to this, he had served in several positions at Baird, including Director of Corporate Development and Strategic Investment from May 2014 until March 2015 and head of Investment Banking from 1997 to 2006, and has served on the board of Baird and a number of Baird‑affiliated companies. From March 2011 through May 2012, Mr. Maxwell provided management consulting services to and/or served on the board of Flatirons Solutions Corporation, a Baird private equity portfolio company. From August 2006 through May 2010, and again from August 2011 through May 2014, Mr. Maxwell was a Lecturer at the University of Wisconsin‑Madison, where he taught courses on corporate financing, corporate restructuring, investment banking and mergers and acquisitions. From January 2012 through September 2013, he served as co‑CEO of a start‑up company, The Art Commission, LLC, and served as a director until July 2015. Currently, Mr. Maxwell is a member of the board of the Greenhouse Funds, an independent asset management company in which Baird has a strategic investment. Mr. Maxwell received an M.B.A. from the Kellogg School of Management at Northwestern University.

Mr. Maxwell brings the following experience, qualifications, attributes and skills to the Board: general business management, capital markets, investment banking, finance and strategic planning experience from his over twenty years in investment banking at Baird; insight into governance and management best practices from his years of advising boards on strategic transactions and his experience as a director of various companies and non‑profit organizations; and extensive business and personal contacts in the finance and investment banking fields.

		55	2013	Compensation; Nominating and Governance; Investment
Timothy P. Mihalick

President and Chief Executive Officer of the Company

Timothy P. Mihalick has served as a trustee of the Company since 1999 and has been employed by the Company since 1981. Mr. Mihalick was named the Company’s President and Chief Executive Officer in September 2009, after having served as its Chief Operating Officer from 1997 to September 2009 and as a Senior Vice President of the Company since 2002. Mr. Mihalick is a former Vice President of Odell‑Wentz & Associates, L.L.C., the Company’s former adviser. He is active in a number of local philanthropic organizations. Mr. Mihalick received a B.A. in Business Administration, concentrating on finance and economics, from Minot State University.

Mr. Mihalick brings the following experience, qualifications, attributes and skills to the Board: general business management and strategic planning experience from his lengthy service as an executive with the Company; extensive multi‑family residential, office, medical, industrial and retail real estate industry operating, investment and development experience from his service as an executive at the Company and with Odell‑Wentz & Associates; familiarity with the various real estate markets in which the Company operates through his service as an executive with the Company; and extensive personal and business contacts and familiarity with business conditions in North Dakota, one of the Company’s principal markets, through his involvement in the local business community and from living and working in Minot, North Dakota for more than 30 years.

		56	1999	Executive

Nominee	Principal Occupation and Summary Biography	Age	Trustee Since	Board Committee Membership
Jeffrey L. Miller Chair

Private Investor;

Managing Partner of Miller Properties, LLP and of K&J Miller Holdings LLP, privately‑held real estate limited liability partnerships

Jeffrey L. Miller has served as a trustee of the Company since 1985 and as Chair of the Board of Trustees since 2002. Mr. Miller has been a private investor for the past five years and is currently the managing partner of two privately held real estate limited liability partnerships: Miller Properties, LLP and K&J Miller Holdings LLP. From 1970 to 2006, he was the President of M&S Concessions, Inc., a food service and facility‑ management company. From 1978 until the sale of the company in 1994, he was the President of Coca‑Cola Bottling of Minot, North Dakota.

Mr. Miller brings the following experience, qualifications, attributes and skills to the Board: general business management, investment and strategic planning experience from his more than 40 years as an executive in the soft drink, food and beverage and management industries; real estate investment experience from his role as managing partner in various private real estate partnerships; a focus on shareholder interests by virtue of his significant personal investment in the Company; and in‑depth familiarity with business and investment conditions in North Dakota, one of the Company’s principal markets, through his involvement in the local business community and from living and working in the state for more than 40 years.

		72	1985	Chair of the Board of Trustees; Audit; Investment; Executive (Chair)
John A. Schissel

President and Chief Financial Officer for Carr Properties, LLC, a privately held REIT

Mr. Schissel has served as a trustee of the Company since April 19, 2016. He has over 26 years of real estate industry experience and over 12 years of accounting and finance experience. From 2015 to the present, Mr. Schissel has served as the President and Chief Financial Officer for Carr Properties, LLC, a privately held REIT focused on the ownership, acquisition and development of high-quality office properties in the greater Washington area. Previously he had served as Chief Financial Officer and Executive Vice President of Carr Properties from 2004 until 2009. From 2014 through 2015, Mr. Schissel served as the Executive Vice President and Chief Financial Officer of Invitation Homes, one of the nation’s largest owners and operators of single-family rental homes. From 2009 through 2014, Mr. Schissel served as Executive Vice President and Chief Financial Officer of BRE Properties, Inc., a multifamily REIT based on the West Coast. He received his Bachelor of Science degree in Business Administration with a concentration in finance from Georgetown University.

Mr. Schissel brings the following experience, qualifications, attributes and skills to the Board: finance, capital markets, investment banking, general business management and strategic planning experience; accounting and public reporting experience from his six years of serving as CFO of two publicly-traded REITS; real estate industry investment, development, acquisition, disposition, marketing and management experience from his approximately 26 years in the real estate industry; and his extensive business and personal contacts in real estate industry.

		49	2016	Compensation; Investment

Nominee	Principal Occupation and Summary Biography	Age	Trustee Since	Board Committee Membership
John D. Stewart Vice Chair

President of the Glacial Holdings group of companies

John D. Stewart has served as a trustee of the Company since 2004. Since 1992, he has been the President of the Glacial Holdings group of companies, which are engaged in multi‑family residential and commercial real estate and property management. Through a number of private entities, Mr. Stewart is an investor in various business enterprises. During the past nine years, Mr. Stewart has served as the chair of the Advisory Board of the Bank of North Dakota, a director of Corridor Investors, LLC, Kalix, and the Minot Family YMCA, and as a trustee of the Oppen Family Guidance Institute. He currently serves as a director of the Command Center, Inc. (OTCQB:CCNI). Mr. Stewart was employed as a Certified Public Accountant by the accounting firms of Arthur Andersen & Co. (from 1978 to 1980) and Brady, Martz & Associates P.C. (from 1980 to 1997).

Mr. Stewart brings the following experience, qualifications, attributes and skills to the Board: general business management, investment and strategic planning experience from his position as chief executive of the Glacial Holdings group of private companies and other business investments; financial and accounting experience from his over 20 years in public accounting; experience in governance and board management through his service on the boards of the Command Center, Inc. and Bank of North Dakota Advisory Board and the boards of various non‑profit entities; and general familiarity with business and real estate conditions in North Dakota, a principal market for the Company, through living and working in the state for over 30 years.

		59	2004	Audit; Nominating and Governance (Chair); Investment; Executive
Jeffrey K. Woodbury

Vice President, Acquisitions and Development, of Woodbury Corporation, a commercial real estate company

Jeffrey K. Woodbury has served as a trustee of the Company since 2011. Since 1990, Mr. Woodbury has been Vice President of Acquisitions and Development for the Woodbury Corporation, a commercial real estate company based in Salt Lake City with a portfolio of over 13 million square feet of retail and office, 12 hotels and numerous other industrial and single tenant properties. In addition to Mr. Woodbury’s more than three decades of professional experience with the legal, acquisition and development aspects of commercial real estate, he has been active in a number of community organizations, including current service on the National Advisory Board of Utah Valley University, Woodbury School of Business in Orem, Utah. He has served as a director and a member of the Investment Committee of Woodbury Strategic Partners since 2010, and has been the Managing Partner and/or Manager of over seventy real estate partnerships or limited liability companies. Mr. Woodbury, who received a J.D. from Drake University Law School, is a licensed attorney admitted to the Utah State Bar. He is also a CRE as designated by Counselors of Real Estate.

Mr. Woodbury brings the following experience, qualifications, attributes and skills to the Board: general business management and strategic planning experience and real estate industry investment, development, acquisition, marketing and management experience from his approximately 35 years as an officer, director and legal counsel to the Woodbury Corporation; and extensive business and personal contacts and familiarity with real estate and general business conditions in the intermountain West region of the United States, including Arizona, Colorado, Idaho, Montana, Nebraska, Nevada, Utah and Wyoming, several in which the Company owns property.

		59	2011	Audit (Chair); Compensation; Investment

CORPORATE GOVERNANCE AND BOARD MATTERS

Attendance at Board, Committee and Annual Shareholders’ Meetings

All trustees are expected to attend each meeting of the Board and the committees on which they serve, and are also expected to attend each annual meeting of shareholders. During the fiscal year ended April 30, 2016, the Board held twelve meetings, the Audit Committee held five meetings, the Compensation Committee held eight meetings and the Nominating and Governance Committee held three meetings. No trustee attended fewer than 75% of the meetings of the Board and the committees on which they served during the past fiscal year. All trustees attended the 2015 Annual Meeting of Shareholders.

Trustee Independence

The Board of Trustees determined that each of the following trustees who had served on the Board anytime during fiscal year 2016 qualified as an “independent director” in accordance with the listing standards (the “Standards”) of the New York Stock Exchange (“NYSE”): Jeffrey P. Caira, Michael T. Dance, Linda J. Hall, Terrance P. Maxwell, Jeffrey L. Miller, Pamela J. Moret, John A. Schissel, John D. Stewart and Jeffrey K. Woodbury. Under the Standards, no trustee of the Company will qualify as independent unless the Board of Trustees has affirmatively determined that the trustee has no material relationship with the Company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company. The Standards specify certain relationships that are deemed to preclude a finding of independence, including, for example, employment by the Company or engaging in certain business dealings with the Company. In making these determinations, the Board reviewed and discussed information provided by the trustees and the Company with regard to each trustee’s business and personal activities as they may relate to the Company and the Company’s management.

With respect to Mr. Maxwell, the Board considered Mr. Maxwell’s employment with Robert W. Baird & Co. Incorporated (“Baird”), which has in the past performed investment banking services for the Company. The at‑the‑market (ATM) Sales Agreement between the Company and Baird as sales agent, dated August 30, 2013, was terminated by the Company on June 1, 2016. The Company never issued common shares under this agreement. The Board concluded that Mr. Maxwell’s position at Baird would not create a material relationship with the Company, directly or indirectly; would not interfere with Mr. Maxwell’s exercise of independent judgment in carrying out the responsibilities of a Company trustee; and that the Board is not precluded from determining that he is independent under the Standards.

In addition, each trustee who served as a member of the Audit Committee anytime during fiscal year 2016 qualified as “independent” under the Standards and the NYSE’s additional standards for members of audit committees and met the special standards established by the Securities and Exchange Commission (“SEC”) for members of audit committees. Each trustee who served as a member of the Compensation Committee anytime during fiscal year 2016 qualified as “independent” under the Standards and the NYSE’s enhanced standard for members of compensation committees.

Board Leadership Structure

As described above, the Chair of the Board, Mr. Jeffrey Miller, is an independent trustee under the Standards. Mr. Miller has served as Chair of the Board since 2002. The Board of Trustees believes that the Company should maintain a Board leadership structure in which the roles of Chief Executive Officer and Chair of the Board are separate and the Chair of the Board is independent under the Standards. The Company’s Governance Guidelines, adopted by the Board on December 5, 2012 and amended on June 25, 2013, March 5, 2014 and December 9, 2015, state that “the Board’s general policy is that the positions of Chairman of the Board and Chief Executive Officer should be held by separate persons.” The separation of offices allows the Chair of the Board to focus on management of board matters, and allows the Chief Executive Officer to focus his attention on managing the Company’s business. Additionally, the Company believes the separation of offices ensures the objectivity of the Board in its management oversight role, specifically with respect to reviewing and assessing the Chief Executive Officer’s performance.

Board Committees

The Board has created five committees in order to more effectively direct and review the Company’s operations and strategic outlook. In addition, the committees allow management to timely respond to factors affecting the ongoing operations of the Company. Management regularly consults with committee chairs to review possible actions and seek counsel. Where appropriate, the Board delegates authority to committees (within specified parameters) to finalize the execution of various Board functions.

The Board has established the following committees: Audit, Compensation, Nominating and Governance, Executive and Investment. The present members of these committees are indicated in the preceding section of this Proxy Statement. During the fiscal year ended April 30, 2016, the Audit Committee met five times, the Compensation Committee met eight times and took action by written approval on one occasion, and the Nominating and Governance Committee met three times and took action by written approval on one occasion. The Investment and Executive Committees did not meet in fiscal year 2016, but the Investment Committee took action by written approval on one occasion during fiscal year 2016.

The Audit Committee is currently composed of five trustees, all of whom are independent under the Standards and as defined in the rules of the SEC and meet the additional Standards for members of the Audit Committee. Information regarding the functions performed by the Audit Committee is set forth in the “Report of the Audit Committee,” contained elsewhere in this Proxy Statement. The Audit Committee is governed by a written charter that has been approved by both the Audit Committee and the Board. The Audit Committee annually reviews and assesses the adequacy of its charter. The most recent review was performed at the Audit Committee meeting in June 2016.

The Compensation Committee is currently composed of four trustees, all of whom are independent under the Standards and meet the enhanced Standards for members of the Compensation Committee. The Compensation Committee recommends to the Company’s independent trustees the compensation of the executive officers of the Company, approves the Company’s management succession plan, recommends to the Board the compensation of Company trustees and attends to other matters relating to executive retention and compensation. For more information, see the “Compensation Discussion and Analysis” contained elsewhere in this Proxy Statement. The Compensation Committee is governed by a written charter that has been approved by both the Compensation Committee and the Board. The Compensation Committee annually reviews and assesses the adequacy of its charter. The most recent review was performed at the Compensation Committee meeting in December 2015.

The Nominating and Governance Committee is currently composed of four trustees, all of whom are independent under the Standards. The Nominating and Governance Committee identifies individuals qualified to become Board members, recommends to the Board the nominees to stand for election and re‑election to the Board, reviews the Company’s governance policies and guidelines and recommends changes to the Board and oversees the self-evaluation process for the Board and Committees. The Nominating and Governance Committee is governed by a written charter that has been approved by both the Nominating and Governance Committee and the Board. The Nominating and Governance Committee annually reviews and assesses the adequacy of its charter. The most recent review was performed at the Nominating and Governance Committee meeting in March 2016.

The Nominating and Governance Committee is responsible for reviewing the appropriate skills and characteristics required of Board members. This assessment includes consideration of the factors specified in the Nominating and Governance Committee’s charter, the Company’s Bylaws and the Company’s Governance Guidelines as to trustee qualification requirements. These factors include age (at least 21 years of age and less than 74 years of age upon the date of the annual shareholder meeting); broad leadership experience in business, government, education, public service or in other management or administrative positions; willingness and ability to apply sound and independent business judgment; loyalty to the Company and commitment to its success; commitment to enhancing shareholder value; personal integrity; and independence, as defined in applicable laws and regulations.

The Nominating and Governance Committee generally identifies trustee nominees by first evaluating the current members of the Board of Trustees willing to continue in service. Current members of the Board with experience and skills relevant to the Company’s business and willing to continue in service are considered for re‑nomination. If any current member of the Board does not wish to continue in service, has reached the Company’s mandatory retirement age of 74 years or if the Nominating and Governance Committee decides not to nominate a current trustee for re‑election, the Committee will then consider the appropriate size of the Board and determine whether to identify a new candidate for nomination. Consideration of new Board candidates typically involves a series of internal discussions, review of information concerning candidates and informal interviews with selected candidates.

In general, candidates for nomination to the Board are either suggested by Board members or Company employees or located by search firms engaged by the Committee. In fiscal year 2016, the Company employed a search firm and paid the firm fees in connection with locating and evaluating two Board candidates. In accordance with the Company’s Bylaws, the Nominating and Governance Committee will also consider trustee nominations from shareholders. Shareholders who wish to recommend individuals for consideration by the Nominating and Governance Committee to become nominees for election to the Board at an annual shareholder meeting may do so by submitting all the materials required under Article III, Section 6(B) of the Bylaws to the Company’s Secretary at the following address: Investors Real Estate Trust, 1400 31st Avenue SW, Suite 60, PO Box 1988, Minot, North Dakota, 58702‑1988. Submissions must be received by the Secretary no earlier than the close of business on the 120th day and no later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting. However, if the Board increases the number of trustees to be elected at an annual meeting but there is no public announcement by the Trust naming all of the nominees for the increased number at least 100 days prior to the first anniversary of the preceding year’s annual meeting, then submissions, but only with respect to nominees for any new positions created by such increase, shall also be considered timely if received by the Secretary no later than the close of business on the 10th day following the day on which such public announcement is first made by the Company. The Nominating and Governance Committee will not alter the manner in which it evaluates candidates, including consideration of the factors set forth in its charter, based on whether the candidate was recommended by a shareholder or was identified by other means.

The Executive Committee, which is composed of three trustees, two of whom are independent under the Standards, has all of the powers of the Board with respect to the management and affairs of the Company, subject to limitations prescribed by the Board and by North Dakota law, between meetings of the Board when there is not sufficient time to present the action to the full Board at its next regularly scheduled meeting. The Executive Committee is governed by a written charter that has been approved by the Board.

The Investment Committee, which is composed of all the non-management trustees, has the authority to act on behalf of the Board to evaluate and approve proposed transactions, including effecting loans, capital expenditures and acquisitions and dispositions of property and other assets, when there is not sufficient time to present the transaction to the full Board at its next regularly scheduled meeting. The Investment Committee is governed by a written charter that has been approved by the Board.

The charters for the Audit, Compensation, Nominating and Governance and Executive Committees and the Company’s Governance Guidelines are posted on the Company’s website at www.iret.com under the “Corporate Governance” heading of the “Investor Relations” section.

Audit Committee Financial Expert

The Board determined that Mr. Woodbury, the Chair of the Audit Committee, and Messrs. Caira, Dance and Stewart, members of the Audit Committee, are all “audit committee financial experts,” as that term is defined in rules of the SEC.

Executive Sessions

The Board holds regular executive sessions at which non‑management and independent trustees meet without Company management or employees present. Executive sessions are held not fewer than four times per year, at each regularly scheduled Board meeting. The Chair of the Board presides over executive sessions. If the Chair is not present, then the independent trustees will elect an independent trustee to preside over the executive session.

Policy Regarding Diversity

The Company does not have a formal policy regarding diversity of membership of the Board of Trustees. The Nominating and Governance Committee recognizes the value of having a Board that encompasses a broad range of skills, expertise, contacts, industry knowledge and diversity of opinion, but the Committee has not attempted to define “diversity,” or otherwise require that the Board include individuals from any particular background or who possess specific attributes. Although not part of any formal policy, the Committee’s goal in nominating trustee candidates is a balanced Board with members whose skills, backgrounds and experience are complementary and, together, cover the spectrum of areas that impact the Company’s business.

Board Role in Risk Oversight

Company management is responsible for the day‑to‑day management of risks the Company faces. The Board is actively involved in overseeing the Company’s risk management. The Board’s role in the Company’s risk oversight process includes receiving regular reports from members of senior management which include consideration of operational, financial, legal, regulatory and strategic risks facing the Company. The Board does not view risk in isolation, as risks are considered in virtually every business decision made and as part of the Company’s business strategy. Accordingly, the Board also works to oversee risk through its consideration and authorization of significant matters, such as major property acquisitions and dispositions; development projects; financing transactions; operational initiatives such as the Company’s transition to internally managing the majority of its properties and shift its property portfolio focus; the adoption of basic Company policies such as the Company’s Code of Conduct and Insider Trading Policy; and through its oversight of management’s implementation of those initiatives. In addition, each of the Company’s Board committees considers risk within its area of responsibility, as follows:

•

The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to risk management in areas of financial risk, internal controls and compliance with legal and regulatory requirements. The Audit Committee interacts regularly in executive session with the Company’s internal and independent auditors in carrying out these functions.

•

The Compensation Committee oversees the Company’s compensation policies and practices to help ensure sound pay practices that do not cause compensation risks to arise that are reasonably likely to have a material adverse effect on the Company.

•	The Nominating and Governance Committee assists in oversight of the management of risks associated with board organization, membership and structure.

As a critical part of its risk management oversight role, the Board encourages full and open communication between management and the Board of Trustees. Trustees are free to communicate directly with senior management. Senior management attends the regular meetings of the Board and is available to address any questions or concerns raised by the Board on risk management‑related and other matters.

OTHER GOVERNANCE MATTERS

Code of Conduct and Code of Ethics for Senior Financial Officers

The Company’s trustees, officers and employees are required to comply with a Code of Conduct adopted by the Board in January 2004. The Board adopted the Code of Conduct to codify and formalize certain of the Company’s long‑standing policies and principles that help ensure its business is conducted in accordance with the highest standards of moral and ethical behavior. The Code of Conduct covers several areas of professional conduct, including conflicts of interest, insider trading, corporate opportunities, discrimination and confidential information, as well as requiring strict adherence to all laws and regulations applicable to the Company’s business. Employees are required to bring any violations and suspected violations of the Code of Conduct to the attention of the Company, through management or Company legal counsel. Annually, the trustees and senior management sign acknowledgement forms attesting that they have read the Code of Conduct and understand their responsibilities under the Code of Conduct.

Additionally, the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and other senior financial officers performing similar functions are also subject to a Code of Ethics for Senior Financial Officers, which contains certain policies regarding financial records; periodic reporting, filings and other communications with the SEC, other regulators and the public; and compliance with applicable laws, rules and regulations in the conduct of the Company’s business and financial reporting.

The Code of Conduct and Code of Ethics for Senior Financial Officers are posted on the Company’s website at www.iret.com under the “Corporate Governance” heading of the “Investor Relations” section. The Company intends to disclose any future amendments to, or waivers of, the Code of Conduct and Code of Ethics for Senior Financial Officers on its website promptly following the date of any such amendment or waiver, or by other method required or permitted under NYSE rules.

Clawback Policy

The Company’s Executive Incentive Compensation Recoupment Policy, more commonly known as a clawback policy, became effective May 1, 2015 and applies to all executive officers, vice presidents and senior vice presidents who receive incentive compensation. Under this policy, if the Company restates its financial statements due to material noncompliance with any financial reporting requirement under the U.S. federal securities laws, a person covered by the clawback policy will be required to reimburse or forfeit any incentive compensation received if such person engaged in fraud, intentional misconduct or illegal behavior that caused or contributed to such restatement. The amount to be reimbursed or forfeited will be the amount of the incentive compensation paid or awarded to the person based on the erroneous financial data exceeding the amount that would have been paid based on restated results, as determined by the Board in its sole discretion. The Board will also determine the method for recouping such amounts and/or taking any other remedial and recovery action permitted by law. The policy applies to such awards approved, awarded or granted on or after the effective date of May 1, 2015. For more information on this policy, see “Compensation Discussion and Analysis – Clawback Policy” contained elsewhere in this Proxy Statement.

Equity Ownership and Retention Policy

Non‑Employee Trustees

Under the Company’s Policy Regarding Share Ownership and Retention, which became effective on July 1, 2015, all non‑employee trustees are required to own common shares, including shares issued as compensation for board service, equal to at least three times their annual cash compensation. Trustees have five years to achieve this level of common share ownership beginning on July 1, 2015 or the date the trustee was first appointed or elected to the Board, whichever date occurs last. Once the Company certifies that a trustee has met the ownership requirement, future declines in common share value will not impact compliance as long as the trustee continues to own at least the same number of shares when certified. In addition, trustees are required to retain at least 60% of the shares issued to them by the Company as compensation for board service while serving as a trustee of the Company.

Ownership includes: (1) shares owned directly by the participant, participant’s spouse and/or children; (2) shares held in a revocable trust for the benefits of the participant, participant’s spouse and/or children; (3) shares owned by an entity in which the participant has or shares the power to vote or dispose of the shares; (4) shares held in a retirement account owned by the participant or participant’s spouse; and (5) shares pursuant to an equity award that are to vest within 12 months. Shares do not include shares pursuant to performance awards that have not yet been earned. The Company intends that equity awards granted by the Company under its equity compensation plans will satisfy such ownership requirements.

This policy replaced the requirements under the Company’s Governance Guidelines, where all non‑management trustees were required to beneficially own at least 10,000 common shares of the Company and/or limited partnership units of IRET Properties, the Company’s operating partnership, including common shares issued as compensation for board service. Trustees had five years to achieve this level of common share and/or unit ownership. In addition, trustees were required to retain at least 60% of any shares issued to them by the Company as compensation for board service while serving as a trustee of the Company.

Senior Management

The new policy also applies to the Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, any other executive vice presidents and senior vice presidents of the Company. The ownership requirements are as follows: (1) Chief Executive Officer — five times base salary; (2) Chief Financial Officer, Chief Operating Officer and other executive vice presidents — two times base salary; and (3) senior vice presidents — one times base salary. Officers have five years to achieve this level of common share ownership beginning on the later of July 1, 2015 or the date the officer was first appointed or hired as an officer. Once the Company certifies that an officer has met the ownership requirement, future declines in common share value will not impact compliance as long as the officer continues to own at least the same number of shares when certified. In addition, officers are required to retain at least 60% of the shares issued to them by the Company as compensation until the ownership requirement is reached, the officer ceases to be an applicable officer or the officer ceases to be employed by the Company, whichever occurs first.

Hedging and Pledging Policy

Under the Company’s Policy Regarding Hedging and Pledging of Securities, which became effective on May 1, 2015, the Company’s executive officers, senior vice presidents, any designated Section 16 officers and trustees are prohibited from: (1) directly or indirectly engaging in hedging or monetization transactions, through transactions in the Company’s securities or through the use of financial instruments designed for such purpose; or (2) pledging the Company’s securities as collateral for a loan, including through the use of traditional margin accounts with a broker.

Complaint Procedure

The Sarbanes‑Oxley Act of 2002 requires companies to maintain procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. The Company’s Audit Committee has adopted a complaint procedure that requires the Company to forward to the Audit Committee any complaints that it has received regarding financial statement disclosures, accounting, internal accounting controls or auditing matters. Any employee of the Company may submit, on a confidential, anonymous basis if the employee so chooses, any concerns on accounting, internal accounting controls, auditing matters or violations of the Company’s Code of Conduct or Code of Ethics for Senior Financial Officers. All such employee concerns may be reported by means of the Company’s whistleblower hotline or submitted in a sealed envelope to the Chair of the Audit Committee, in care of the Company’s General Counsel, who will forward any such envelopes promptly and unopened. The Audit Committee will investigate any such complaints submitted.

Communications to the Board

The Board recommends that shareholders and other interested parties initiate any communications with the Board in writing. Shareholders and other interested parties may send written communications to the Board, the Audit, Compensation and Nominating and Governance Committees of the Board or to any individual trustee c/o the Secretary, Investors Real Estate Trust, 1400 31st Avenue SW, Suite 60, PO Box 1988, Minot, North Dakota, 58702‑1988, or via e‑mail to trustees@iret.com. All communications will be compiled by the Secretary and forwarded to the Board, the specified Board committee or to individual trustees, as the case may be, not less frequently than monthly. This centralized process will assist the Board in reviewing and responding to communications in an appropriate manner. The name of any specific intended board recipient should be noted in the communication.

RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Transactions with First International Bank and Trust

Banking Services and Loans

The Company has an ongoing banking relationship with First International Bank and Trust, Watford City, North Dakota (“First International”). Stephen L. Stenehjem, a member of the Company’s Board of Trustees, who is not standing for re-election at the Annual Meeting, is the Chief Executive Officer and Chairman of First International and the Chief Executive Officer of Watford City BancShares, Inc., First International’s bank holding company. In addition, Watford City BancShares, Inc. is owned by Mr. Stenehjem and members of his family.

The Company has one mortgage loan outstanding with First International on the Renaissance Heights I residential property in Williston, North Dakota, which had an original principal balance of $43.0 million and bears variable interest at 5.24% per annum as of April 30, 2016. At April 30, 2016, the loan had a balance of $42.2 million. In fiscal year 2016, the Company paid approximately $820,000 in principal and approximately $2.2 million in interest on this loan.

The Company has a multi‑bank line of credit with a capacity of $100.0 million, of which First International is the lead bank and a participant with an $11.0 million commitment. In fiscal year 2016, the Company paid $125.0 million in principal, approximately $186,000 in interest and approximately $77,000 in fees on First International’s portion of the outstanding balance of this credit line. In connection with this multi‑bank line of credit, the Company maintains compensating balances with First International totaling $6.0 million, of which $1.5 million is held in a non‑interest bearing account, and $4.5 million is held in an account that pays the Company interest on the deposited amount of 0.20% per annum.

The Company also maintains checking accounts with First International. In fiscal year 2016, the Company paid less than $500 in total in various bank service and other fees charged on these checking accounts.

Total payments of interest and fees from the Company to First International were approximately $2.45 million in fiscal year 2016.

Construction, Lease and Sale Transactions

In fiscal year 2013, the Company entered into an agreement with First International to construct an approximately 3,700 square‑foot building on an outlot of the Company’s Arrowhead Shopping Center in Minot, North Dakota, to be leased by First International under a 20‑year lease for use as a branch bank location. The project was completed in fiscal year 2013 at a cost of $1.3 million. Net rental payments received in fiscal years 2016, 2015 and 2014 totaled $108,000, $109,000 and $109,000, respectively. On April 26, 2016, the Company sold the property to First International Bank for a sales price of $1.675 million.

Banking Transactions with Thrivent Financial for Lutherans

The Company has an ongoing banking relationship with Thrivent. Pamela J. Moret, a former member of the Company’s Board of Trustees who resigned from the Board effective December 31, 2015, had served as Senior Vice President, Strategic Development, for Thrivent as well as President and Chief Executive Officer of brightspeak financial, a Thrivent‑owned new business start‑up, until she retired on May 31, 2015. During fiscal year 2016, the Company had various loans with Thrivent: a $7.9 million original principal amount loan, which was paid in full during fiscal year 2016; a $13.2 million original principal amount loan; and a $15.4 million loan, which was refinanced during fiscal year 2015 and increased to a $20.0 million original principal amount loan. The loans were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with unrelated persons, and did not involve more than the normal risk of collectability or present other unfavorable terms.

Transactions with Robert W. Baird & Co. Incorporated

The Company has an investment banking relationship with Baird. Terrance P. Maxwell, a member of the Company’s Board of Trustees, was appointed the Chief Financial Officer of Baird in March 2015 and has served as a Managing Director and member of its Executive Committee since May 2014. On August 30, 2013, the Company and its operating partnership entered into an at‑the‑market, or ATM, sales agreement with Baird as sales agent. Under the terms of this agreement, the Company may from time to time issue and sell through Baird the Company’s common shares having an aggregate offering price of up to $75.0 million, and Baird will be entitled to compensation of up to 2.0% of the gross sales price per share for common shares sold under the agreement. The agreement was terminated by the Company and its operating partnership effective on June 1, 2016. The Company never issued common shares under this agreement.

Related Party Transactions Policy

In February 2007, the Board of Trustees adopted the Related Party Transactions Policy, which sets forth the Company’s policies and procedures for the review, approval or ratification of any related party transaction required to be reported in Company filings with the SEC. The policy applies to any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships in which the Company or any of its subsidiaries is a participant, the aggregate amount involved will or may be expected to exceed $120,000 in any fiscal year and a related party has or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10 percent beneficial owner of another entity).

The Audit Committee must approve any related party transaction subject to this policy before commencement of the transaction, or, if it is not practicable to wait until the next Audit Committee meeting, the transaction may be submitted to the Chair of the Audit Committee, who has the delegated authority to act between Audit Committee meetings to pre‑approve, or ratify, as applicable, any related party transaction in which the aggregate amount involved is expected to be less than $250,000. Related party transactions that are identified as such subsequent to their commencement will promptly be submitted to the Audit Committee or the Chair of the Audit Committee, which shall, if they determine it to be appropriate, ratify the transaction. The Audit Committee will annually review all ongoing related party transactions and assess whether they remain appropriate. Under the policy, the Audit Committee or its Chair shall approve only those related party transactions that are in, or are not inconsistent with, the best interests of the Company and its shareholders, as determined by the Committee or the Chair in good faith.

TRUSTEE COMPENSATION

During the fiscal year ended April 30, 2016, trustees not employed by the Company received annual fees of $40,000, plus reimbursement of actual travel expenses. Additionally, per year, the Chair of the Board received $25,000 for serving as the Chair, the Chair of the Audit Committee received $15,000 for serving as the committee chair, and each of the Chairs of the Compensation and Nominating and Governance Committees received $10,000 for serving as the committee chairs. Other committee members received an additional $6,500 per year for each committee they served on. Additionally, each non-employee trustee serving as a trustee as of the last day of fiscal year 2016 received a grant of common shares, consisting of an aggregate number of shares determined by dividing $39,139 by the closing price per share on the last trading day of fiscal year 2016. Trustees who are employees of the Company do not receive any separate compensation or other consideration, direct or indirect, for service as a trustee.

Trustee Compensation Table for Fiscal Year Ended April 30, 2016

The following table shows the total compensation paid to or earned by the individuals who served as non‑employee members of the Company’s Board of Trustees for any part of the fiscal year ended April 30, 2016.

	Fees Earned or Paid in Cash(1)	Share Awards(2)(3)
Name	($)	($)	Total ($)
Jeffrey L. Miller	73,954	39,139	113,093
Jeffrey P. Caira(4)	42,439	39,139	81,578
Michael T. Dance(5)	1,550	39,139	40,689
Linda J. Hall	56,500	39,139	95,639
Terrance P. Maxwell	53,000	39,139	92,139
Pamela J. Moret(6)	35,378	—	35,378
John A. Schissel(5)	1,550	39,139	40,689
Stephen L. Stenehjem(7)	40,000	39,139	79,139
John D. Stewart	56,500	39,139	95,639
Jeffrey K. Woodbury	61,500	39,139	100,639

(1)	Includes: (i) annual fees and (ii) additional amounts paid to the Board Chair, Committee Chairs and committee members. Does not include reimbursed expenses.
(2)

Each non-management trustee serving on the last day of fiscal year 2016 was granted the share awards for their service for all or any portion of fiscal year 2016. The awards were granted as of April 30, 2016 and issued on June 24, 2016.

(3)	The grant date fair value of the share awards made to each of the non-employee trustees for fiscal year 2016 was $6.02 per share. Each share award was for 6,502 shares.
(4)	Mr. Caira joined the Board on June 23, 2015.
(5)	Messrs. Dance and Schissel joined the Board on April 19, 2016.
(6)	Ms. Moret resigned from the Board on December 31, 2015.
(7)	On June 22, 2016, Mr. Stenehjem notified the Company and the Board that he would not stand for re-election at the Annual Meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists, as of June 30, 2016, the beneficial ownership of common and preferred shares of the Company and of limited partnership units (“Units”) of IRET Properties, A North Dakota Limited Partnership (“IRET Properties”), which is the Company’s operating partnership, by (i) each trustee and nominee for trustee of the Company, (ii) the named executive officers of the Company and (iii) all trustees and executive officers of the Company as a group. The amounts shown are based on information provided by the individuals named and Company records. Except as otherwise indicated, the persons listed have sole voting and investment power.

					Percent of Class(3)	Series A			Series B
					of Common	Preferred Shares			Preferred Shares
	Common				Shares and Units			% of			% of
Name of Beneficial Owner(1)	Shares		Units(2)		As of June 30, 2016	Number		Total(4)	Number		Total(5)
Timothy P. Mihalick
President, Chief Executive Officer & Trustee	190,349	(6)	—		*	—		*	—		*
Ted E. Holmes
Executive Vice President & Chief Financial Officer	45,120	(7)	—		*	—		*	—		*
Diane K. Bryantt
Executive Vice President & Chief Operating Officer	137,430	(8)	—		*	—		*	—		*
Mark W. Reiling(9)
Executive Vice President & Chief Investment Officer	95,354	(10)	—		*	—		*	10,116		*
Michael A. Bosh
Executive Vice President & General Counsel	79,429	(11)	—		*	—		*	—		*
Jeffrey L. Miller
Trustee & Chair of the Board	559,053	(12)(13)	6,725	(14)	*	500	(15)	*	19,400	(16)	*
Jeffrey P. Caira
Trustee	28,004	(12)	—			—		*	—		*
Michael T. Dance
Trustee	13,004	(12)	—		*	—		*	—		*
Linda J. Hall
Trustee	29,614	(12)	—		*	—		*	—		*
Terrance P. Maxwell
Trustee	27,494	(12)	—		*	—		*	—		*
John. A. Schissel
Trustee	13,004	(12)	—		*	—		*	—		*
Stephen L. Stenehjem(17)
Trustee	160,833	(12)(18)	137,164	(19)	*	—		*	—		*
John D. Stewart
Trustee	65,117	(12)(20)	—		*	—		*	—		*
Jeffrey K. Woodbury
Trustee	37,647	(12)	—		*	—		*	—		*
Trustees and executive officers as a group(15 individuals)	1,480,352		143,889		1.18%	500		*	29,516		*

*Represents less than 1% of class outstanding as of June 30, 2016.

(1)

Beneficial ownership is determined in accordance with rules of the SEC and includes voting or investment power with respect to securities. Securities “beneficially owned” by a person may include securities owned by or for, among others, the spouse, children or certain other relatives of such person, as well as other securities as to which the person has or shares voting or investment power or has the option or right to acquire within 60 days of June 30, 2016.

(2)

The Units do not have voting rights, but following a minimum one-year holding period and the exercise by the holder of the holder’s exchange right, the Units may be converted, at the option of the Company, into common shares on a one-to-one basis.

(3)	Percentage of class is based on a total of 121,149,767 common shares and 16,285,239 Units outstanding as of June 30, 2016.
(4)	Percentage of total is based on a total of 1,150,000 Series A Preferred Shares outstanding as of June 30, 2016.

(5)	Percentage of total is based on a total of 4,600,000 Series B Preferred Shares outstanding as of June 30, 2016.
(6)

Includes 17,593 shares pursuant to a share award granted under the 2015 Incentive Plan on June 22, 2016, which vest as to 1/3rd of the shares at the end of day on each June 21, 2017, April 30, 2018 and April 30, 2019 if remains in the continuous employ of the Company or an affililate through the applicable vesting date. Does not include 194.699 shares owned by his daughter, which Mr. Mihalick disclaims beneficial ownership.

(7)

Includes 6,379 shares pursuant to a share award granted under the 2015 Incentive Plan on June 22, 2016, which vest as to 1/3rd of the shares at the end of day on each June 21, 2017, April 30, 2018 and April 30, 2019 if remains in the continuous employ of the Company or an affililate through the applicable vesting date.

(8)

Includes 8,736 shares pursuant to a share award granted under the 2015 Incentive Plan on June 22, 2016, which vest as to 1/3rd of the shares at the end of day on each June 21, 2017, April 30, 2018 and April 30, 2019 if remains in the continuous employ of the Company or an affililate through the applicable vesting date. Also includes: (i) 6,794.297 common shares owned by spouse’s SEP IRA, and (ii) 8,243.773 common shares held on behalf of children.

(9)	Mr. Reiling resigned as Executive Vice President & Chief Investment Officer, effective as of August 1, 2016.
(10)

Includes 7,280 shares pursuant to a share award granted under the 2015 Incentive Plan on June 22, 2016, which vest as to 1/3rd of the shares at the end of day on each June 21, 2017, April 30, 2018 and April 30, 2019 if remains in the continuous employ of the Company or an affililate through the applicable vesting date. Also includes 5,500 common shares owned by spouse’s IRA.

(11)

Includes 6,871 shares pursuant to a share award granted under the 2015 Incentive Plan on June 22, 2016, which vest as to 1/3rd of the shares at the end of day on each June 21, 2017, April 30, 2018 and April 30, 2019 if remains in the continuous employ of the Company or an affililate through the applicable vesting date.

(12)	Includes 6,502 shares pursuant to a share award granted under the 2015 Incentive Plan on June 22, 2016, which vest in full on April 30, 2017 if serving on the Board on such date.
(13)

Includes: (i) 158,351.439 common shares owned by his spouse, (ii) 85,833 common shares owned by K&J Miller Holdings, LLP, a family partnership, and (iii) 26,972 common shares owned by Miller Properties, LLP, a family partnership.

(14)	The holding period for these Units has expired. Includes 1,228 Units owned by his spouse.
(15)	Consists of shares owned by K&J Miller Holdings, LLP, a family partnership.
(16)	Consists of: (i) 8,000 shares owned by K&J Miller Holdings, LLP, a family partnership, and (ii) 11,400 shares owned by Mr. Miller and his spouse jointly.
(17)	On June 22, 2016, Mr. Stenehjem notified the Company and the Board that he would not stand for re-election at the Annual Meeting.
(18)	Includes: (i) 37,859 shares held by children agency account, and (ii) 12,234.381 shares owned by a family foundation.
(19)

Owned by a partnership of which Mr. Stenehjem is the general partner. Mr. Stenehjem disclaims beneficial ownership of these Units except to the extent of his pecuniary interest in the partnership. The holding period for these Units expired February 16, 2014.

(20)	Includes: (i) 2,179.688 common shares owned by spouse, and (ii) 315 common shares held on behalf of child.

Principal Shareholder Beneficial Ownership

The following table identifies each person or group believed by the Company to beneficially own as of June 30, 2016 more than five percent of the outstanding common shares of the Company, the only class of security entitled to vote at the 2016 Annual Meeting.

	Common Shares
Name and Address of Shareholder	Beneficially Owned	Percent of Class
The Vanguard Group, Inc.(1)
100 Vanguard Blvd, Malvern, PA 19355	17,981,676	14.84%
Vanguard Specialized Funds — Vanguard REIT Index Fund(2)
100 Vanguard Blvd, Malvern, PA 19355	9,045,612	7.47%
BlackRock, Inc.(3)
55 East 52nd Street, New York, NY 10055	8,895,079	7.34%

(1)

Based on information of beneficial ownership as of December 31, 2015, included in a Schedule 13G filed on February 10, 2016. The Vanguard Group, Inc. reports sole voting power with respect to 347,392 shares and sole dispositive power with respect to 17,725,542 shares.

(2)

Based on information of beneficial ownership as of December 31, 2015, included in a Schedule 13G filed on February 9, 2016. Vanguard Specialized Funds reports sole voting power with respect to 9,045,612 shares and sole dispositive power with respect to none of the shares .

(3)

Based on information of beneficial ownership as of December 31, 2015, included in a Schedule 13G filed on January 26, 2016. BlackRock, Inc. reports sole voting power with respect to 8,550,242 shares and sole dispositive power with respect to all 8,895,079 shares.

EXECUTIVE MANAGEMENT

Executive Officers and Certain Significant Employees of the Company

Set forth below are the names, ages and titles of each of the Company’s executive officers and certain significant employees as of June 30, 2016, as well as a summary of their backgrounds and business experience (other than the Company’s President and Chief Executive Officer, Mr. Mihalick, whose biography is listed above under “Proposal 1: Election Of Trustees — Nominees”).

Name	Age	Title
Timothy P. Mihalick	57	President and Chief Executive Officer; Trustee
Ted E. Holmes	45	Executive Vice President and Chief Financial Officer
Diane K. Bryantt	52	Executive Vice President and Chief Operating Officer
Mark W. Reiling	58	Executive Vice President and Chief Investment Officer
Michael A. Bosh	45	Executive Vice President and General Counsel
Andrew Martin	43	Senior Vice President, Residential Property Management
Nancy B. Andersen	38	Vice President and Principal Accounting Officer

Ted E. Holmes has served as the Chief Financial Officer and an Executive Vice President of the Company since February 2015. Mr. Holmes joined the Company in 2009 as Vice President of Finance, and was promoted to Senior Vice President of Finance in December 2010. Mr. Holmes has over 20 years of experience in the finance industry, including the placement of debt and equity as a commercial and multi‑family mortgage banker. From 1994 to 2002, Mr. Holmes was an Analyst and Assistant Vice President with Towle Financial Services/Midwest, a privately held mortgage banking company in Minneapolis, and he served as Director with Wells Fargo Bank, NA from 2003 to 2009. He holds a B.A. in Economics from St. Cloud State University and is a licensed Minnesota Broker.

Diane K. Bryantt has served as the Chief Operating Officer and an Executive Vice President of the Company since February 2015. Ms. Bryantt joined the Company in June 1996, and served as its Controller and Corporate Secretary before being appointed to the positions of Senior Vice President and Chief Financial Officer in 2002 and Executive Vice

President and Chief Financial Officer in June 2012. Prior to joining the Company, Ms. Bryantt was employed by First American Bank, Minot, North Dakota. She is a graduate of Minot State University.

Mark W. Reiling served as the Chief Investment Officer and Executive Vice President of the Company from February 2015 through August 1, 2016, when he resigned. Mr. Reiling joined the Company in June 2012 as Executive Vice President of Asset Management. Mr. Reiling has over 35 years of commercial real estate experience. He was associated with the Towle Real Estate Company and its successors (now Cushman & Wakefield) for 29 years, including17 years as president and 9 years as the owner, providing appraisal, brokerage, consulting, mortgage banking and property management services. During the same time, as owner of Towle Properties, Inc., Mr. Reiling acquired and developed real estate properties and provided third party asset management services. Previously, he was a senior account officer with Citicorp Real Estate, Inc. Mr. Reiling holds the CRE designation from the Counselors of Real Estate, the SIOR designation from the Society of Industrial and Office Realtors, and is a licensed real estate broker in Minnesota. Mr. Reiling holds a B.A. in Business Administration (Finance) from the University of Notre Dame. He currently serves on the board of directors of Sunrise Banks, and is a member of its compensation committee.

Michael A. Bosh has served as the General Counsel of the Company since September 2003 and an Executive Vice President since June 2012. Mr. Bosh joined the Company as Associate General Counsel and Secretary in September 2002. Prior to 2002, Mr. Bosh was a shareholder in the law firm of Pringle & Herigstad, P.C. He graduated from Jamestown College and earned his J.D. from Washington & Lee University School of Law. Mr. Bosh is a member of the American Bar Association and the North Dakota Bar Association.

Andrew Martin has served as the Senior Vice President, Residential Property Management since May 2011. Mr. Martin joined the Company in December 2009 to lead its Residential Property Management division. He has over 19 years of experience in the commercial and multi‑family property management industry. Prior to joining the Company, Mr. Martin was a partner with INH Companies, a property management firm based in St. Cloud, Minnesota, and a regional property manager for United Properties in Minneapolis, Minnesota. Mr. Martin holds a B.A. in Real Estate and an M.B.A. from St. Cloud State University, and has earned the designation of Certified Property Manager from the Institute of Real Estate Management.

Nancy B. Andersen has served as the Principal Accounting Officer and a Vice President of the Company since February 2015. Ms. Andersen joined the Company in October 2003 and had previously served as the Financial Officer, Assistant Controller, Controller, and Vice President and Chief Accounting Officer of the Company. She holds a B.S. in Accounting and Finance from Minot State University, and has earned the designations of Certified Public Accountant from the North Dakota State Board of Accountancy and Chartered Global Management Accountant from the American Institute of Certified Public Accountants.

PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION

Description of Proposal

Pursuant to the Dodd‑Frank Wall Street Reform and Consumer Protection Act (“Dodd‑Frank Act”), this Proposal 2, commonly known as a “say on pay” proposal, provides the Company’s shareholders the opportunity to express their views on the compensation of the Company’s named executive officers by voting, on an advisory basis, on the compensation of the named executive officers as disclosed in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the named executive officers and the philosophy, policies and practices described in this Proxy Statement.

Please review the section titled “Compensation Discussion and Analysis” for details regarding the Company’s executive compensation program, including the portion titled “CD&A Executive Summary” which summarizes significant components of the Company’s executive compensation program and actions taken by the Compensation Committee.

The Company is asking its shareholders to indicate their support for the named executive officers’ compensation as described in this Proxy Statement. Accordingly, the Board recommends that shareholders vote in favor of the following resolution:

“RESOLVED, that the Company’s shareholders hereby approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the Company’s Proxy Statement for the 2016 Annual Meeting of

Shareholders, pursuant to the compensation disclosure rules of the Securities and Exchange Commission (Item 402 of Regulation S‑K), including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”

As provided by the Dodd‑Frank Act, the say‑on‑pay vote is advisory and therefore not binding on the Company, the Board or the Compensation Committee. However, the Board and the Compensation Committee value the opinions of the shareholders, and to the extent there are a significant number of votes against the compensation of the named executive officers as disclosed in this Proxy Statement, the Board and Compensation Committee will consider the shareholders’ concerns and evaluate what actions are necessary to address those concerns.

Required Vote

This proposal requires the affirmative vote of a majority of the votes cast by the shareholders present in person or by proxy at the Annual Meeting, provided a quorum is present, for approval.

Proxies solicited by the Board will be voted FOR the approval of the compensation of the named executive officers unless a contrary vote is specified.

Vote Recommended

The Board recommends that shareholders vote FOR the approval of the compensation of the named executive officers as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC.

COMPENSATION DISCUSSION AND ANALYSIS

CD&A Executive Summary and Fiscal Year 2016 Results

Fiscal Year 2016 Results

In January 2015, the Company announced its intention to sell substantially all of its office and retail properties to streamline its business model and grow its multifamily and healthcare segments, which it believed would result in a more focused and growth-oriented portfolio. To implement this strategic repositioning, during fiscal year 2016, the Company completed the sale of substantially all of its office and retail properties, with 4 office and 6 retail properties remaining as of April 30, 2016.

Below is a summary of such sales as well as other transactions completed by the Company during fiscal year 2016:

•	Completed the sale of the following properties for a total sales price of $414.1 million, reflecting a gain of approximately $33.4 million:
o	40 office properties
o	18 retail properties
o	8 student housing properties
o	2 healthcare properties
o	3 parcels of unimproved land
•	Completed the transfer of ownership of 9 office properties pursuant to a deed in lieu transaction, resulting in a gain on extinguishment of debt of $36.5 million.
•	Acquired 6 multifamily properties (743 multifamily units) and one healthcare property for a total purchase price of $143.5 million.
•	Placed into service 7 development projects totaling $211.8 million, consisting of 4 multifamily, 2 healthcare and one retail.

•

Repurchased approximately 4.6 million of the Company’s outstanding common shares for approximately $35.0 million, at an average share price of $7.54, under the share repurchase program authorized by the Board. The Company believed that its implementation of the strategic plan to reposition the portfolio, delivery on its development plans and efforts to grow earnings with a stronger balance sheet were not being reflected in the Company’s current share price.

Even though the above actions made meaningful progress in the transformation of the Company’s portfolio, their impact on the Company’s financial results resulted in the executive officers not earning any of the short-term incentive cash awards for fiscal year 2016. In addition, the Company’s total shareholder return was below the minimum required to earn any long-term incentive share awards for fiscal year 2016.

Fiscal Year 2016 Compensation Program Summary

The primary goal of the Company’s executive compensation program is to attract and retain the best executive talent and align the interests of the executive officers with those of the shareholders. Below is a summary of some of the key attributes that defined the Company’s executive compensation program during fiscal year 2016.

•	The majority of an executive officer’s total compensation opportunity was based on performance.
•	Long-term incentive share awards, or LTIPs, were based on forward‑looking, multi‑year performance.
•	Total Shareholder Return, or TSR, was the sole performance metric used in the LTIP, but included both relative TSR measured against the MSCI US REIT Index and absolute TSR.
•	Funds from Operations, or FFO, per share/unit was the sole performance metric used in the short-term incentive cash awards, or STIPs.
•	No guaranteed minimum STIP or LTIP payouts.
•	Dividends are not paid on LTIP awards until the performance and applicable vesting periods end.
•	No guaranteed annual salary increases.
•	No tax gross ups with respect to payments made in connection with a change in control.
•	Executive officers are subject to a clawback policy. (See “Compensation Discussion and Analysis – Clawback Policy” for more information.)
•	Executive officers are subject to a share ownership and retention policy. (See “Other Governance Matters – Equity Ownership and Retention Policy – Senior Management” for more information.)
•	Executive officers are subject to a policy prohibiting hedging and pledging of the Company’s securities. (See “Other Governance Matters – Hedging and Pledging Policy” for more information.)
•

Change in control agreements entered into with executive officers contain dual triggers and require conditions for payment. (See “Compensation Discussion and Analysis – Change in Control Severance Agreements” for more information.)

•

Indemnification agreements entered into with executive officers and trustees during fiscal year 2016 contain supplemental and enhanced rights of indemnification, advancement of expenses and related rights contained in the Company’s Declaration of Trust. (See “Compensation Discussion and Analysis – Indemnification Agreements” for more information.)

Say‑On‑Pay Results and Consideration

Say‑On‑Pay Voting Results for 2015

At the Company’s 2015 Annual Meeting of Shareholders, the shareholders’ advisory vote on executive compensation, known as “say-on-pay,” received the approval of approximately 96.7% of the votes cast on the proposal. The Compensation Committee believes that the result of the advisory vote is valuable in assessing its compensation decisions, and considered the vote in reviewing and evaluating its executive compensation programs. The Committee also considered numerous other factors in evaluating the Company’s executive compensation programs as discussed in this Proxy Statement, including its desire to continue to enhance the alignment of its executives to the shareholders. While each of these factors informed the Committee’s decisions regarding the named executive officers’ compensation, the Committee did not implement any changes to the Company’s executive compensation programs as a result of the shareholder advisory “say-on-pay” vote.

Say‑On‑Frequency Voting Results

At the Company’s 2011 Annual Meeting of Shareholders, a majority of the Company’s shareholders voting on the non‑binding advisory resolution on the frequency of a “say-on-pay” vote, known as “say-on-frequency”, chose in favor of holding “say-on-pay” advisory votes every year. The Board considered the voting results on that proposal and adopted a policy providing for an annual “say-on-pay” advisory vote. Unless the Board modifies its policy on the frequency of holding “say‑on‑pay” advisory votes, the next “say‑on‑pay” advisory vote will occur at the 2016 Annual Meeting. The next required vote regarding “say‑on‑frequency” will occur at the Company’s 2017 Annual Meeting of Shareholders.

Named Executive Officers

The following Compensation Discussion and Analysis describes the material elements of compensation for the following individuals, collectively referred to as the “named executive officers,” who served during fiscal year 2016: Timothy P. Mihalick, President and Chief Executive Officer; Ted E. Holmes, Executive Vice President and Chief Financial Officer; Diane K. Bryantt, Executive Vice President and Chief Operating Officer; Mark W. Reiling, former Executive Vice President and Chief Investment Officer (who subsequently resigned effective as of August 1, 2016); and Michael A. Bosh, Executive Vice President and General Counsel.

Executive Compensation Philosophy

The Compensation Committee, composed entirely of trustees who are independent under the listing standards of the NYSE, operates under a written charter adopted in December 2012, and is responsible for establishing the terms of the compensation of the Company’s named executive officers. The Committee believes that the Company’s compensation program for executive officers should:

•	attract and retain highly qualified executives;
•	motivate these executives to improve the Company’s financial position and increase shareholder value on an annual and long‑term basis;
•	provide total compensation that is competitive with compensation provided by other peer companies;
•	promote management accountability for financial and operational performance;
•	provide a total compensation pay mix that includes both base salary and incentive components; and
•	promote teamwork and cooperation throughout the Company and within the management group.

The Committee applied these philosophies in establishing each of the elements of executive compensation for fiscal year 2016. The Committee’s goal was to align executive compensation with measurable performance and to compare executive compensation with peers and industry‑specific market data, in order to design an executive compensation program that would attract and retain talented executives, provide incentives to executives to achieve certain performance targets and link executive compensation to shareholder results by rewarding competitive and superior performance.

Executive Compensation Processes

The Compensation Committee meets in executive session without management present to discuss various compensation matters, including the compensation of the Chief Executive Officer. In addition, the Committee annually reviews all elements of executive compensation and benefit programs for reasonableness and cost‑effectiveness. Pursuant to the Company’s Declaration of Trust, the Board may form and delegate the authority of the Compensation Committee to subcommittees composed entirely of independent trustees, when appropriate, to take any of the actions that the Compensation Committee is empowered to take. To date the Board has not made provision for the Compensation Committee to delegate any of its authority.

During fiscal year 2015, the Compensation Committee engaged FPL Associates L.P. (“FPL Associates”) who specializes in the real estate investment trust, or REIT, industry, as an independent consultant to advise the Committee on executive compensation matters, specifically to evaluate and redesign the Company’s long‑term incentive program for fiscal year 2016 awards. During this engagement, the consultant assisted in developing an appropriate peer group and conducted an analysis and peer comparison of the long-term incentive plans implemented by the peer group to the Company’s LTIP program. The consultant was engaged directly by the Committee, although it periodically interacted with management to gather relevant data. At the time of engagement, based on information from trustees and executive officers confirming no business or personal relationships with FPL Associates, the Committee concluded that the consultant was independent from the Company and that the work of the consultant did not raise any conflict of interest.

Executive Compensation Program

Consistent with its previous determination regarding fiscal year 2015 executive officer compensation, the Compensation Committee determined that the compensation of executive officers should consist of a higher percentage of variable pay (i.e., incentive compensation) to fixed pay (i.e., base salary), with base salaries being approximately 33% to 42%, short‑term incentive compensation being approximately 29% to 33% and long‑term incentive compensation being approximately 29% to 33% of their total “target” compensation.

The Compensation Committee further determined that executive officer compensation should be market‑adjusted, and established with reference to a peer group of public real estate investment trusts (“REITs”) based on similar asset focus, size in terms of assets and revenue and geographic location. The Compensation Committee, with guidance from FPL Associates and management, developed a peer group (“Peer Group”), reviewed compensation information for the Peer Group and compared the Company’s executive compensation to the compensation of executives at the Peer Group.

The Peer Group used for comparison for fiscal year 2016 compensation consisted of the following REITs:

Cedar Realty Trust, Inc.	Cousins Properties, Inc.	East Group Properties, Inc.
First Industrial Realty Trust Inc.	First Potomac Realty Trust	Franklin Street Properties Corp.
Inland Real Estate Corp.	Kite Realty Group Trust	Monogram Residential Trust
Parkway Properties, Inc.	Post Properties, Inc.	PS Business Parks, Inc.
QTS Realty Trust, Inc.	Terreno Realty Corporation	Washington Real Estate Investment Trust

Based on these comparisons, the Compensation Committee determined that the base salaries of the Company’s executive officers should continue to be set within the mid‑range of base salaries as disclosed by the Peer Group and in industry‑specific market data. In establishing the salaries of the executive officers, the Committee also considered internal equity among executive officers, individual and Company performance, experience in the position and cost to the Company.

In establishing incentive compensation for executive officers, the Committee reviewed the comparisons between the Company and the Peer Groups as to the types of incentive awards utilized, structure of the incentive awards and performance metrics utilized as well as the TSR comparisons between the Company and the NAREIT Equity Index and MSCI US REIT Index.

The Company’s executive compensation program may be changed by the Committee at any time without notice to or approval by the shareholders. The Company is in a very competitive industry where success is based largely on the ability of senior management to identify, acquire and manage real estate properties. Therefore, to continue to properly manage and grow the Company, it may be necessary to increase the amounts payable under the Company’s base salary and incentive bonus programs in order to attract and retain qualified executives.

Incentive Award Plans

For incentive compensation, the Company’s 2008 Incentive Award Plan (“2008 Plan”), which was approved by the Company’s shareholders in September 2008, permits the Compensation Committee and/or the Company’s Board of Trustees to grant incentive awards in the form of restricted shares, cash bonuses, share bonuses or other performance or incentive awards that are paid in cash, common shares or a combination thereof. Previous to the 2008 Plan, all incentive awards granted to officers or employees were paid in cash.

In June 2015, the Board of Trustees approved an updated plan, the 2015 Incentive Plan (“2015 Plan”), which was submitted to the shareholders and approved at the 2015 Annual Shareholder Meeting. Under the 2015 Plan, the Compensation Committee is permitted to grant incentive awards in the form of incentive awards, share awards and share unit awards that may be paid in cash, common shares or a combination of both.

The Compensation Committee considers that paying incentive awards in common shares will contribute to an alignment of the interests of management, employees and trustees with those of the Company and its shareholders, as the value of equity awards is directly linked to the market value of the Company’s shares.

Role of Management in Executive Compensation Decisions

Company management is involved in the following executive compensation processes:

•

the Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, General Counsel, Chief Compliance Officer, Director of Internal Audit and/or the Director of Human Resources, as requested by the Committee, develop or oversee the creation of written background and supporting materials for distribution to the Committee prior to its meetings.

•

at the request of the Committee, certain employees of the Company (generally the Chief Compliance Officer and/or Director of Human Resources) collect data for the Committee on compensation levels and programs at peer companies.

•

near the end of each fiscal year, the Chief Executive Officer provides the Committee with comments and recommendations regarding salary levels and potential salary increases for members of management, including the named executive officers (other than himself). Increases in base salary, if any, are effective as of the beginning of each fiscal year, i.e. as of May 1 each year.

Components of the Executive Compensation Program

The primary elements of the Company’s executive compensation program in fiscal year 2016 were:

•	base salary
•	short‑ and long‑term incentive awards
•	health and retirement programs
•	executive benefits and perquisites

Base Salary

Base salaries for the executive officers, including the CEO, are designed to compensate such individuals for their sustained performance. Base salaries for fiscal year 2016 were established by evaluating the responsibilities of the position held, the experience of the particular individual and the Committee’s desire to achieve the appropriate mix between fixed compensation and incentive compensation. The Committee also reviewed salaries paid for comparable positions by the Peer Group, as indicated above. The base salaries of the executive officers are reviewed and adjusted on a fiscal year basis, based on, among other factors, the individual’s performance over the past year, changes in the individual’s responsibility and/or necessary adjustments to maintain base salaries that are competitive in view of prevailing wage rates and inflation, if any.

In the first quarter of fiscal year 2016, the Compensation Committee recommended, and the independent trustees approved, no increases to the base salaries of Mr. Mihalick, Mr. Holmes and Ms. Bryantt and increases of 5% to the base salaries for the other named executive officers, with such increases effective as of May 1, 2015, as indicated below:

Timothy P. Mihalick	$444,050
Ted E. Holmes	$230,000
Diane K. Bryantt	$315,000
Mark W. Reiling	$262,500
Michael A. Bosh	$247,732

Short‑Term Incentive Awards

The Short‑Term Incentive Program (“STIP”) was developed in connection with the 2008 Plan, and is subject to the terms and limitations of the 2008 Plan. The STIP was recommended by the Committee and approved by the independent trustees on June 1, 2012, and became effective as of May 1, 2012. The STIP awards for fiscal year 2016 were granted under the 2008 Plan. Beginning with the short-term incentive awards for fiscal year 2017, new awards will be granted pursuant to the 2015 Plan.

Under the STIP, executive officers of the Company were provided the opportunity to earn awards, payable 100% in cash, based on the degree of attaining specified performance goals of the Company over a one‑year performance period beginning on the first day of each fiscal year, May 1. The executive officers must be employed by the Company on the last day of the performance period, April 30th, to receive the award. Each named executive officer’s total award opportunity under the STIP, stated as a percentage of base salary in effect as of the first day of the performance period, which percentage depends on the executive officer’s position and the degree of achievement of specific “threshold,” “target,” and “maximum” performance goals, are set forth in the table below:

	Threshold	Target	Maximum
President and Chief Executive Officer Timothy P. Mihalick	94%	100%	200%
Executive Vice President, Chief Financial Officer Ted E. Holmes	66%	70%	140%
Executive Vice President, Chief Operating Officer Diane K. Bryantt	66%	70%	140%
Executive Vice President, Chief Investment Officer Mark W. Reiling	66%	70%	140%
Executive Vice President and General Counsel Michael Bosh	66%	70%	140%

For fiscal year 2016, the STIP’s objective performance goal was based on Funds from Operations (“FFO”) per share and unit achieved during fiscal year 2016. For purposes of the STIP, FFO was calculated in accordance with NAREIT’s definition of FFO (which is reported in the Company’s filings with the SEC) but adjusted to exclude acquisitions costs and loan prepayment penalties (that is, added back to net income). FFO per share has wide acceptance as a reported measure of REIT operating performance. FFO as defined by NAREIT is equal to a REIT’s net income available to common shareholders determined in accordance with GAAP, excluding gains (or losses) from sales of depreciable property and impairment losses recognized with respect to depreciable property, plus depreciation of real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. The specific metrics underlying this objective performance goal were set by the independent trustees within the first 90 days of the one‑year performance period (taking into account input from the Board of Trustees and the Chief Executive Officer). If achievement of the goal falls between “threshold” and “target” levels or between “target” and “maximum” levels, the amount of the associated award is determined by linear interpolation.

Under the STIP, if achievement of the established metric falls below the “threshold” level, a STIP award will not be earned. However, the independent trustees may make an assessment of the STIP and of market conditions with respect to the performance period and, based on unforeseen circumstances, may in their discretion, with the unanimous consent of all independent trustees, raise or, in the case of employees who are not subject to Section 162(m) of the Internal Revenue Code, lower the specific metrics underlying the objective performance goal for that performance period.

In the event that the independent trustees do not lower the performance goal for that performance period, and a STIP award is not awarded, the Compensation Committee may award, for retention and recognition purposes, discretionary bonuses to the executive officers (excluding the Chief Executive Officer, the Chief Operating Officer and the Chief Financial Officer, who are not eligible to receive a discretionary bonus). The total amount available for such discretionary bonuses cannot be more than 20% of the sum of the targeted short‑term incentive pool in effect as of the first day of the performance period of the executive officers eligible for such bonuses, and shall be awarded to the eligible participants at the discretion of the Compensation Committee, with input from the Chief Executive Officer. The Compensation Committee may award the entire amount to one executive, may divide the total bonus amount among all or some of the eligible participants or may make no discretionary bonus awards, as the Compensation Committee in its discretion chooses. No discretionary bonuses were awarded to any executive officers for fiscal year 2016.

An executive must be employed on the last day of the performance period to receive a STIP award or a discretionary bonus, subject to the following exceptions: If during the performance year, the executive’s employment is terminated by the Company without Cause, or the executive dies or becomes subject to a Disability while employed by the Company, the executive will receive an award under the STIP calculated based upon actual results for the full one‑year performance period, but the award will be prorated based on the period of employment during the one‑year performance period through the date of such event. If a Change in Control occurs during the one‑year performance period, the performance goal(s) under the STIP will be prorated based on the period of time during the one‑year performance period through the date of the Change in Control, and the executive will receive an award under the STIP that is prorated based on the period of employment during the one‑year performance period through the date of the Change in Control. “Cause,” “Disability,” and “Change in Control” will have the meanings set forth in the STIP.

In the last quarter of fiscal year 2015, the Committee recommended to the Board, and the independent trustees approved, the performance goals under the STIP, to be based on the FFO per share/unit achieved for fiscal year 2016, for “threshold,” “target” and “maximum” levels of $0.60, $0.64 and $0.80, respectively. On March 15, 2016, the Committee recommended to the Board, and the independent trustees approved, an increase in the performance goals for the fiscal year 2016 awards, as permitted under the STIP, primarily due to the unintended impact that the Company’s reported gain on extinguishment of debt during the third quarter of fiscal year 2016 had on the earning of the STIP awards. The increased performance goals for “threshold,” “target” and “maximum” levels were $0.80, $0.84 and $1.00, respectively

For fiscal year 2016, the Company’s FFO calculated in accordance with the STIP was $0.79 per share/unit, which did not meet the specified “threshold” performance level of $0.80 per share/unit. Accordingly, no cash awards under the STIP were paid to any executive officers for fiscal year 2016.

Long‑Term Incentive Awards

With the assistance of FPL Associates, the committee’s independent consultant, the long-term incentive program was redesigned for fiscal year 2016 to be more consistent with best practices in the market and to align closer with the Company’s compensation program goals. The long-term incentive awards for fiscal year 2016 were issued pursuant to the 2015 Plan, and were subject to the terms and limitations of the 2015 Plan. Under the 2015 Plan, awards are evidenced by individual share award agreements, which allows the Compensation Committee the flexibility to make changes easily in the future to reflect best practices in the market and REIT industry.

Under the awards granted in fiscal year 2016 (“LTIP”), executives were provided the opportunity to earn awards, payable 100% in shares, based on the degree of attaining specified performance goals of the Company over a three‑year, forward-looking performance period beginning on May 1, 2015. As such LTIP awards were granted immediately following shareholder approval of the 2015 Plan at the 2015 annual shareholder meeting on September 16, 2016.

Each named executive officer’s total award opportunity under the LTIP, stated as a percentage of base salary in effect as of the first day of the performance period, which percentage depends on the executive officer’s position and the degree of achievement of specific “threshold,” “target,” and “maximum” performance goals, are set forth in the table below:

	Threshold	Target	Maximum
President and Chief Executive Officer Timothy P. Mihalick	94%	100%	200%
Executive Vice President, Chief Financial Officer Ted E. Holmes	66%	70%	140%
Executive Vice President, Chief Operating Officer Diane K. Bryantt	66%	70%	140%
Executive Vice President, Chief Investment Officer Mark W. Reiling	66%	70%	140%
Executive Vice President and General Counsel Michael Bosh	66%	70%	140%

To prepare the LTIP award agreements, the maximum award dollar amount was then converted into a number of common shares based on the average closing price for the 20 trading days prior to the first day of the performance period to indicate the maximum number of shares that could potentially be earned under the LTIP awards.

The performance metrics for earning the LTIP awards were relative total shareholder return (TSR) for 67% of the award and absolute TSR for 33% of the award. Relative TSR is measured by the degree of the Company’s under or over performance relative to the MSCI US REIT Index, with the Company’s TSR being calculated using information currently report under “Comparable Returns” by Bloomberg L.P. or such other reporting service the Compensation Committee may designate from time to time. Absolute TSR will be measure by the compounded annual growth rate (“CAGR”) per share and unit, based on the common share price before the start of the performance period compared to the price at the end of the performance period, using the average closing price of the shares for the 20 consecutive trading days ending on the date before the performance period and ending on the last day of the performance period.

The performance goals were set at the following levels: threshold, target and high. If achievement of a goal falls between “threshold” and “target” levels or between “target” and “maximum” levels, the amount of the associated award is determined by linear interpolation. If achievement of a goal fall below threshold, then that amount of the associated award will not be earned.

To the extent deemed earned, awards will be payable in restricted shares, 50% of which will vest at the conclusion of the performance period and 50% of which will vest on the first anniversary of the end of the performance period. The executive officers must be in the continuous employ of the Company from the date of grant until the last day of the performance period to receive the first half of the earned award and until the last day of the first anniversary of the end of the performance period to receive the second half of the earned award.

If an executive officer’s employment is terminated on account of the officer’s death or “disability”, by the Company for a reason other than “cause” or “disability” or by the officer for “good reason,” as such terms are defined in the award agreements, the officer will have a vested and nonforfeitable interest in a pro rata number of the earned shares. If an executive officer’s employment is terminated due to a change in control, the officer will have a vested and nonforfeitable interest in a pro rata number of the earned shares.

Prior to the date the shares under the LTIP awards become vested, any distributions on such shares will be accumulated and paid, without interest, when and only to the extent that such shares are earned and vested.

As the first LTIP awards under the 2015 Plan will not be earned until fiscal year end 2018 and paid in fiscal year 2019, the Compensation Committee recommended and the independent trustees approved a plan to bridge the period between the end of the former LTIP under the 2008 Plan and the time when awards are earned and payable under the revised LTIP awards under the 2015 Plan (“Bridge LTIP”) to avoid any gaps in pay and incentive opportunity for executive officers. Under the Bridge LTIP, awards were granted covering one‑ and two‑year performance periods in addition to the LTIP award with a three-year performance period, each commencing at the same time with performance periods beginning on May 1, 2015.

Bridge LTIP awards will be earned upon conclusion of each respective performance period. For the one‑year program, awards will vest 100% at the end of fiscal year 2016; and for the two‑year program, awards will vest 50% at the end of fiscal year 2017 and 50% at the end of fiscal year 2018. The LTIP award with a three‑year performance period will vest normally, 50% at the end of fiscal year 2018 and 50% at the end of fiscal year 2019.

For LTIP awards and Bridge LTIP awards granted in fiscal year 2016, the Compensation Committee recommended to the Board, and the independent trustees approved, the following performance goals:

Metric	Threshold	Target	High
Relative TSR (67%)	90% of Index	105% of Index	120% of Index
Absolute TSR (33%)	10% CAGR	12% CAGR	14% CAGR

As of April 30, 2016, the Company’s performance relative to the MSCI US REIT Index, calculated in accordance with the terms of the awards, fell below the threshold level. In addition, absolute TSR was 1.3% CAGR, which was also below the threshold level. Accordingly, none of the executive officers earned any of the shares under the one-year Bridge LTIP award for fiscal year 2016. The two-year Bridge LTIP awards and the LTIP awards granted during fiscal year 2016 are both outstanding.

Health, Retirement and Other Benefits

In an effort to attract, retain and fairly compensate talented employees, the Company offers various benefit plans to its employees, including a profit‑sharing retirement plan that is intended to be a qualified retirement plan under the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), a 401(k) benefit plan, and health, life insurance and disability plans. These benefit plans are part of the Company’s broad‑based employee benefits program, and none of these plans is offered to the named executive officers either exclusively or with terms different from those offered to other eligible Company employees.

Executive Benefits and Perquisites

As noted above, the Company’s named executive officers are generally offered the same employee benefits and perquisites offered to all employees. In fiscal year 2016, the only benefits or perquisites offered to any named executive officer either exclusively or with terms different from those offered to other eligible Company employees were the following: the use of a Company‑purchased vehicle by Mr. Mihalick; payment of country club dues for Mr. Mihalick; the provision of Delta Airlines Sky Club memberships to Mr. Mihalick, Mr. Holmes and Ms. Bryantt; and the provision of a data plan to all named executive officers in addition to the Company’s standard cell phone plan for employees. The Company provides executive benefits and perquisites to retain executive talent. The total value of all perquisites received in any year by any of the named executive officers is less than $10,000.

Compensation Elements and Basis for Compensation of Named Executive Officers

The components of the Company’s executive compensation program (base salary, incentive awards, health, retirement and other benefits, and executive benefits and perquisites) for fiscal year 2016 are discussed above. The key factors the Compensation Committee considered in setting or approving the compensation for the named executive officers are discussed below and include the nature, scope and level of their respective responsibilities, their individual contribution to the Company’s operational and financial results and experience in the position. These factors were considered as a whole and no one factor was determinative of an executive’s compensation, and they were based upon a subjective, non‑formulaic and informal evaluation of senior executive performance by the Compensation Committee together with the CEO, as discussed above. Additionally, in the case of senior executive officers other than the CEO, the Compensation Committee generally deferred to the recommendations of the CEO.

Basis for Compensation of the Chief Executive Officer. Mr. Mihalick’s salary for fiscal year 2016 was based on an evaluation of those factors previously described and was approved by the Compensation Committee and the independent trustees. Among the factors considered were the Company’s performance in the current economic environment, the impact of the economic conditions on the Company’s operating and performance metrics (including FFO, occupancy levels and acquisition activity) and the increase in responsibility and workload due to implementing the Company’s strategic plan to become a pure multifamily REIT and operational complexity. These factors were considered as a whole and no numerical weight was attributed to any particular factor. The incentive awards granted to Mr. Mihalick for fiscal year 2016 were granted in accordance with the formulas described above in the “Short‑Term Incentive Awards” and “Long‑Term Incentive Awards” section of this Compensation Discussion and Analysis. However, when the performance goals were calculated as described above, neither the STIP nor the one-year Bridge LTIP award was earned or paid out for fiscal year 2016.

Basis for Compensation of Other Named Executive Officers. The salaries for the named executive officers, other than the CEO, for fiscal year 2016 was based on the recommendations of the CEO following his evaluation of those factors previously described, and was approved by the Compensation Committee and the independent trustees. Among the factors considered were the Company’s performance in the current economic environment, the impact of the economic conditions on the Company’s operating and performance metrics (including FFO, occupancy levels and acquisition activity) and the increase in responsibility and workload due to implementing the Company’s strategic plan to become a pure multifamily REIT ansd operational complexity. These factors were considered as a whole and no numerical weight was attributed to any particular factor. The incentive awards granted to the other executive officers for fiscal year 2016 were granted in accordance with the formulas described above in the “Short‑Term Incentive Awards” and “Long‑Term Incentive Awards” section of this Compensation Discussion and Analysis. However, when the performance goals were calculated as described above, neither the STIPs nor the one-year Bridge LTIP awards were earned or paid out to the other executive officers for fiscal year 2016.

Tax Implications of Executive Compensation

Section 162(m) of the Internal Revenue Code places a limit of $1 million in compensation per year on the amount that the Company may deduct with respect to each of its named executive officers other its Chief Financial Officer. The limitation does not apply to compensation that qualifies as “performance‑based compensation” under Section 162(m). In fiscal year 2016, President and CEO Timothy P. Mihalick was the only executive officer or employee compensated at a level that exceeded this $1 million limit. The Company believes that the compensation awarded to Mr. Mihalick as STIP and LTIP awards qualifies as performance‑based compensation and, accordingly, Section 162(m) did not affect the deductibility of the compensation paid to Mr. Mihalick.The Compensation Committee’s present intention is to qualify, to the extent reasonable, a substantial portion of the executive officers’ compensation for deductibility under applicable tax laws. However, the Compensation Committee reserves the right to design programs that incorporate a full range of performance criteria important to the Company’s success, even where compensation payable under such programs may not be deductible.

Clawback Policy

The Company believes it is important to foster and maintain a culture that emphasizes integrity and accountability and that reinforces the Company’s pay‑for‑performance compensation philosophy. For this reason, the Company adopted the Executive Incentive Compensation Recoupment Policy, more commonly known as a clawback policy, effective May 1, 2015. This policy applies to all executive officers, vice presidents and senior vice presidents who receive incentive compensation, including annual cash bonuses and cash and equity awards under the current or future STIP and LTIP, which are based on achievement of specified financial performance metrics. The policy applies to such awards approved, awarded or granted on or after the effective date of May 1, 2015.

In the event the Company restates its financial statements due to material noncompliance with any financial reporting requirement under the U.S. federal securities laws, a person covered by this clawback policy will be required to reimburse or forfeit any incentive compensation received if such person engaged in fraud, intentional misconduct or illegal behavior that caused or contributed to such restatement. The amount to be reimbursed or forfeited will be the amount of the incentive compensation paid or awarded to the person based on the erroneous financial data exceeding the amount that would have been paid based on restated results, as determined by the Board in its sole discretion. The Board will also determine the method for recouping such amounts, which may include: (1) requiring reimbursement of cash incentive compensation previously paid to the person, (2) seeking recovery of any gain realized on the vesting, sale or other disposition of any equity‑based awards, (3) offsetting the recouped amount from any compensation otherwise owed by the Company to the person, (4) cancelling outstanding vested or unvested equity awards made to the person, and/or (5) taking any other remedial and recovery action permitted by law.

The Board has the sole discretion to decide whether it is appropriate to recoup the pre‑ or post‑tax incentive compensation amount based on the person’s circumstances. However, actions taken to recover such incentive compensation under this policy will be effected in an manner that does not result in adverse tax consequences for the person under Section 409A of the Internal Revenue Code and applicable rules and regulations. It is the Company’s intention that this policy be interpreted in a manner consistent with the requirements of Section 10D of the Exchange Act.

Change In Control Severance Agreements

On July 1, 2015, the Company entered into Change In Control Severance Agreements with the executive officers, including the Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, Chief Investment Officer, General Counsel and senior vice presidents. The Company believes it is important to provide such officers assurances regarding the benefits that will be payable if a change in control occurs and their employment with the Company and its affiliates is terminated without cause by the Company or terminated by the officer for good reason, as such terms are defined in the agreements. These agreements have an initial term of five years, but will automatically extend for additional one‑year periods thereafter unless either party terminates the agreement no later than by March 31st of the preceding year.

Pursuant to each agreement, the payment of severance benefits is also contingent on the officer: (1) signing a release and waiver of all claims against the Company, which includes a covenant not to sue; and (2) complying with certain covenants during employment and after termination, including non‑compete provisions for one year for the CEO and six months for other officers, non‑recruitment provisions, and confidentiality agreements.

Severance benefits include: (1) severance pay equal to two times for the Chief Executive Officer, and one times for other officers, the sum of (i) base salary plus (ii) the average annual cash bonus awarded for the previous three years; (2) outstanding unvested stock awards that vest based on continued employment immediately become vested; (3) outstanding stock wards that vest based on performance goals, objectives or measures will remain outstanding until the end of the performance measurement period and become vested to the extent the performance goals, objectives or measures are achieved; (4) reimbursement of certain health insurance coverage for up to eighteen months; and (5) benefits under other Company plans and programs per the terms of such plans and programs.

Indemnification Agreements

On September 15, 2015, the Company entered into Indemnification Agreements with each of the Trustees and the following executive officers, senior vice presidents and officers of the Company: Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, Chief Investment Officer, General Counsel, Chief Compliance Officer, Senior Vice President, Residential Property Management and Principal Accounting Officer. The Company believes that to attract and retain talented and experienced individuals to serve or continue to serve as trustees or officers of the Company, and to encourage them to take the business risks necessary for the success of the Company, it is necessary for the Company contractually to indemnify trustees and officers and to assume for itself, to the fullest extent permitted by law, expenses and damages related to claims against such trustees and officers in connection with their service to the Company.

The agreements supplement the rights to indemnification, advancement of expenses and related rights provided in the Company's Declaration of Trust. The Agreements generally provide that the Company shall indemnify the Indemnitees to the fullest extent permitted by law, subject to certain exceptions, against judgments, penalties, fines and amounts paid in settlement and all expenses actually and reasonably incurred by Indemnitee in connection with their services as a trustee or officer and also provide rights to advancement of expenses and contribution. An agreement terminates the later of: (1) the date the Indemnitee is no longer a trustee or employee of the Company and (2) the date that Indemnitee is no longer subject to any actual or possible proceeding, as defined in the Agreement.

Compensation Committee Report

The Compensation Committee of the Board has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S‑K with management, and based on such review and discussions, the

Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee of the Board:
Linda J. Hall (Chair)
Terrance P. Maxwell
John A. Schissel
Jeffrey K. Woodbury (on Board approved leave of absence)

EXECUTIVE OFFICER COMPENSATION TABLES

Summary Compensation Table For Fiscal Year 2016

The table below summarizes the total compensation paid to or earned by the named executive officers serving at the end of fiscal year 2016, based on total compensation for the fiscal year ended April 30, 2016.

						Non-equity
			Share			Incentive Plan	All Other
		Salary	Awards(1)(2)	Bonus		Compensation(3)	Compensation(*)	Total
Name and Principal Position	Fiscal Year	($)	($)	($)		($)	($)	($)
Timothy P. Mihalick	2016	461,129	1,304,395	—		—	42,296	1,807,820
President and Chief Executive Officer	2015	442,598	358,502	—	(4)	424,068	35,773	1,260,941
	2014	415,000	415,000	—		390,100	30,095	1,250,195
Ted E. Holmes(5)	2016	238,846	472,934	—		—	34,545	746,325
Executive Vice President and Chief Financial Officer	2015	203,254	169,167	—		133,343	26,805	532,569

Diane K. Bryantt	2016	327,115	647,718	—		—	34,317	1,009,150
Executive Vice President and Chief Operating Officer	2015	284,440	269,545	—		187,469	33,820	775,274
	2014	261,500	222,275	—		172,590	31,454	687,819
Mark W. Reiling	2016	271,923	539,771	—		—	33,766	845,460
Executive Vice President and Chief Investment Officer	2015	248,250	212,500	—		119,375	33,700	613,825
	2014	215,000	161,250	—		101,050	31,502	508,802
Michael A. Bosh	2016	256,625	509,396	—		—	34,147	800,168
Executive Vice President and General Counsel	2015	235,163	200,545	—		112,659	33,563	581,930
	2014	220,500	165,375	—		103,635	30,627	520,137

(1)

The amounts included in this column for fiscal year 2016 represent the full grant date fair value, computed in accordance with ASC Topic 718, of shares awarded under LTIP awards granted on September 16, 2015. Each officer received three LTIP awards on such grant date, each for an equal number of shares and covering the following performance periods: (i) September 16, 2015 through April 30, 2016 (“one-year LTIP award”), (ii) September 16, 2015 through April 30, 2017 (“two-year LTIP award”) and (iii) September 16, 2015 through April 30, 2018 (“three-year LTIP award”). The one-year and two-year LTIP awards were issued under the Bridge LTIP to cover the gap between the former LTIP program under the 2008 Plan (a backward-looking program) and the new LTIP program under the 2015 Plan (a forward-looking, three-year program). Based on achieving certain performance goals as of the end of the applicable performance periods, as specified in the award agreements, which is uncertain, and provided the recipient is still employed with the Company: earned shares under the one-year LTIP awards will vest 100% on April 30, 2016, earned shares under the two-year LTIP awards will vest 50% on April 30, 2017 with the remaining 50% on April 30, 2018, and earned shares under the three-year LTIP awards will vest 50% on April 30, 2018 with the remaining 50% on April 30, 2019. No shares were earned under the one-year LTIP award since the established performance goals were not met. See the “Long-Term Incentive Awards” section of the Compensation Discussion and Analysis section of this Proxy Statement for more information.

(2)

The amounts included in this column for fiscal years 2015 and 2014 represent the full grant date fair value, computed in accordance with ASC Topic 718, of shares awarded under the Company’s LTIP with reference to fiscal year 2015 performance and 2014 performance, respectively. Half of the shares awarded were fully vested and unrestricted when issued. The other half vested on the one-year anniversary of the grant date, provided the recipient was still employed by the Company on that date, and subject to the terms and conditions of the LTIP.

(3)

The amounts included in this column represent the cash awards earned under the referenced fiscal year pursuant to the Company’s STIP, based on such fiscal year performance. The awards were paid following the end of the applicable fiscal year. See the Compensation Discussion and Analysis section in this Proxy Statement for further information on the Company’s incentive awards for executive officers.

(4)

The Compensation Committee, in its discretion, awarded a special cash bonus to Mr. Mihalick equal to the amount that otherwise would have been earned by Mr. Mihalick under the LTIP for fiscal year 2015, based on fiscal year 2015 performance, but could not be awarded in common shares due to cap limitations under the Company’s 2008 Incentive Award Plan. Mr. Mihalick declined the payment of the special cash bonus, and accepted the 50,000 shares as total payment for the earned LTIP award.
(5)	Mr. Homes was promoted to Chief Financial Officer in February 2015.

(*)All Other Compensation for the fiscal years ended April 30, 2016, 2015 and 2014 consists of the following:

				Company
		401(k)		Contribution to	Life Insurance &
		Company	Health and	Profit-Sharing	Long-term
		Contribution	Dental Coverage	Plan	Disability Coverage	Other		Total
	Years	($)	($)	($)	($)	($)		($)
Timothy P. Mihalick	2016	12,649	13,152	9,275	594	6,626	(1)	42,296
	2015	10,489	13,527	8,925	521	2,311	(2)	35,773
	2014	8,987	11,710	8,925	473	—		30,095
Ted E. Holmes	2016	11,140	13,536	9,275	594	—		34,545
	2015	5,044	12,315	8,925	521	—		26,805
Diane K. Bryantt	2016	11,296	13,152	9,275	594	—		34,317
	2015	10,847	13,527	8,925	521	—		33,820
	2014	10,346	11,710	8,925	473	—		31,454
Mark W. Reiling	2016	11,158	12,739	9,275	594	—		33,766
	2015	10,831	13,423	8,925	521	—		33,700
	2014	10,446	11,658	8,925	473	—		31,502
Michael A. Bosh	2016	11,126	13,152	9,275	594	—		34,147
	2015	10,590	13,527	8,925	521	—		33,563
	2014	9,519	11,710	8,925	473	—		30,627

(1)	For the use of a Company-purchased vehicle and membership dues at a country club.
(2)	For the use of a Company-purchased vehicle

Grants of Plan‑Based Awards Table

The following table presents information regarding share awards granted to the named executive officers with reference to fiscal year 2016 performance, under the Company’s 2015 Plan.

		All Other Share Awards:
Name	Grant Date	No. of Shares	Grant-Date Fair Value ($)(1)
Timothy P. Mihalick	9/16/2015	121,491	455,584
	9/16/2015	121,491	426,531
	9/16/2015	121,491	422,280
Ted E. Holmes	9/16/2015	44,049	165,181
	9/16/2015	44,049	154,647
	9/16/2015	44,049	153,106
Diane K. Bryantt	9/16/2015	60,328	226,227
	9/16/2015	60,328	211,801
	9/16/2015	60,328	209,690
Mark W. Reiling	9/16/2015	50,274	188,525
	9/16/2015	50,274	176,503
	9/16/2015	50,274	174,743
Michael A. Bosh	9/16/2015	47,445	177,916
	9/16/2015	47,445	166,570
	9/16/2015	47,445	164,910

(1)

The amounts included in this column for fiscal year 2016 represent the full grant date fair value, computed in accordance with ASC Topic 718, of shares awarded under LTIP awards granted on September 16, 2015. Each named executive officer received three LTIP awards on such grant date, each for an equal number of shares: (i) one-year LTIP award, (ii) two-year LTIP award and (iii) three-year LTIP award. The one-year and two-year LTIP awards were issued under the Bridge LTIP to cover the gap between the former LTIP program under the 2008 Plan (a backward-looking program) and the new LTIP program under the 2015 Plan (a forward-looking, three-year program). Based on achieving certain performance goals as of the end of the applicable performance periods, as specified in the award agreements, which is uncertain, and provided the recipient is still employed with the Company: earned shares under the one-year LTIP awards will vest 100% on April 30, 2016, earned shares under the two-year LTIP awards will vest 50% on April 30, 2017 with the remaining 50% on April 30, 2018, and earned shares under the three-year LTIP awards will vest 50% on April 30, 2018 with the remaining 50% on April 30, 2019. No shares were earned under the one-year LTIP award since the established performance goals were not met. See the “Long-Term Incentive Awards” section of the Compensation Discussion and Analysis section of this Proxy Statement for more information.

Outstanding Equity Awards at Fiscal Year‑End

The following table presents information regarding share awards granted to each of the named executive officers under the 2015 Plan which were outstanding at the end of the last completed fiscal year but had not yet been earned or vested. See “Grants of Plan‑Based Awards Table” for more information.

		Share Awards
		Equity Incentive Plan Awards:	Equity Incentive Plan Awards:
		Number of Unearned Shares	Market Value of Unearned Shares That
Name	Grant Date	That Have not Vested(#)(1)	Have Not Vested ($)(2)
Timothy P. Mihalick	9/16/2015	121,491	731,376
	9/16/2015	121,491	731,376
Ted E. Holmes	9/16/2015	44,049	265,175
	9/16/2015	44,049	265,175
Diane K. Bryantt	9/16/2015	60,328	363,175
	9/16/2015	60,328	363,175
Mark W. Reiling	9/16/2015	50,274	302,649
	9/16/2015	50,274	302,649
Michael A. Bosh	9/16/2015	47,445	285,619
	9/16/2015	47,445	285,619

(1)

Each named executive officer received three LTIP awards on the grant date of September 16, 2015: (i) one-year LTIP award, (ii) two-year LTIP award and (iii) three-year LTIP award. The one-year and two-year LTIP awards were issued under the Bridge LTIP to cover the gap between the former LTIP program under the 2008 Plan (a backward-looking program) and the new LTIP program under the 2015 Plan (a forward-looking, three-year program). The one-year LTIP award expired unearned on April 30, 2016. Based on achieving certain performance goals as of the end of the applicable performance periods, as specified in the award agreements, which is uncertain, and provided the recipient is still employed with the Company: earned shares under the two-year LTIP awards will vest 50% on April 30, 2017 with the remaining 50% on April 30, 2018 and earned shares under the three-year LTIP awards will vest 50% on April 30, 2018 with the remaining 50% on April 30, 2019. See the “Long-Term Incentive Awards” section of the Compensation Discussion and Analysis section of this Proxy Statement for more information.

(2)	Based on the closing market price per common share at the end of the last completed fiscal year, April 30, 2016, which was $6.02.

Shares Vested

The following table presents information regarding share awards granted to each of the named executive officers under the 2008 Plan which vested during the last completed fiscal year. All shares were or became fully vested and unrestricted on April 30, 2016. The Company has not granted any share option awards to the named executive officers.

	Share Awards(1)
		Number of Shares	Value Realized on Vesting
Name	Grant Date	Acquired on Vesting (#)	($)
Timothy P. Mihalick	4/30/2015	25,000	150,500
Ted E. Holmes	4/30/2015	11,797	71,018
Diane K. Bryantt	4/30/2015	18,796	113,152
Mark W. Reiling	4/30/2015	14,818	89,204
Michael A. Bosh	4/30/2015	13,985	84,190

(1)	These shares consist of 50% of the LTIP awards granted pursuant to the 2008 Plan on April 30, 2015 that vested on April 30, 2016.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information as of April 30, 2016 regarding compensation plans (including individual compensation arrangements) under which the Company’s common shares of beneficial interest are available for issuance:

Equity Compensation Plan Information
Number of securities remaining
	Number of securities to be	Weighted-average	available for future issuance
	issued upon exercise of	exercise price of	under equity compensation plans
	outstanding options,	outstanding options,	(excluding securities reflected in
	warrants and rights	warrants and rights	column (a))
Plan category	(a)	(b)	(c)
Equity compensation plans approved by security holders(1)	—	—	3,542,930	(2)
Equity compensation plans not approved by security holders	—	—	—
Total	—	—	3,542,930

(1)	The 2015 Incentive Plan was approved by shareholders on September 15, 2015.
(2)

Common shares subject to share awards or share unit awards granted under the 2015 Plan which have been cancelled, forfeited, expired or otherwise terminated without the issuance of such common shares, or if any award is settle for cash, then the number of common shares not issued will be available again for issuance under the 2015 Plan. Therefore, the common shares subject to the one-year LTIP awards granted on September 16, 2015, which awards were unearned as of April 30, 2016, the end of the performance period, are available again for issuance under the 2015 Plan.

Potential Payments Upon Termination or Change in Control

Employment Agreements

The Company has not entered into any employment agreements with its officer or employees.

Change in Control Severance Agreements

On July 1, 2015, the Company entered into Change In Control Severance Agreements (“Change in Control Agreements”) with each of its executive officers, including the Chief Executive Officer and Chief Financial Officer, and senior vice presidents. Under each agreement, an officer will receive severance payments and benefits if a change in control occurs and his or her employment with the Company and its affiliates is terminated without cause by the Company or terminated by the officer for good reason, as such terms are defined in the agreements. Such payments and receipt of benefits are also contingent on the officer: (1) signing a release and waiver of all claims against the Company; and (2) complying with certain covenants during employment and after termination, including a non‑compete provision for one year for the CEO and six months for other officers; non‑recruitment, or non‑solicitation, provision; non‑disparaging provision and confidentiality agreement.

Under the agreements, severance benefits include: (1) severance pay equal to 2x for the CEO, and 1x for other officers, the sum of (i) base salary plus (ii) the average annual cash bonus awarded for the previous three years; (2) outstanding non‑vested, share awards that vest based on continued employment immediately become vested; (3) outstanding non‑vested, performance‑based share awards that vest based on performance goals, objectives or measures will remain outstanding until the end of the performance measurement period and become vested to the extent the performance goals, objectives or measures are achieved; (4) reimbursement of certain health insurance coverage for up to eighteen months; and (5) benefits under other Company plans and programs per the terms of such plans and programs.

The named executive officers would not receive any payment in the event of a termination without good reason by the officer or a termination for cause by the Company.

2015 Incentive Plan

Under the 2015 Plan, in the event a change in control occurs (as defined under the 2015 Plan), the administrator may, at its discretion, require outstanding share awards, share unit awards and incentive awards be assumed by the surviving entity or replaced by a comparable substitute award of substantially equal value issued by the surviving entity.

If awards are not assumed or replaced with substitute awards, the administrator may provide that: (1) share awards become vested in full; (2) share unit awards become earned in full and paid in vested common shares; and (3) incentive awards become earned, in whole or in part, in accordance with the terms of the award. In addition, the administrator may provide that share unit awards and incentive awards be cancelled and exchanged for payment in cash, common shares or other securities received by the Company’s shareholders in the change in control transaction equal to the price per share received by shareholders for each common shares in the change in control transaction.

Under the LTIP share award agreements issued on September 16, 2015, granted pursuant to the 2015 Plan, if the officer’s employment is terminated on account of the officer’s death or disability, by the Company for a reason other than cause or diability or by the officer with good reason (as such terms are defined in the award agreements), or if a change of control occurs and the officer remains in the continuous employ of the Company until the date the change in control occurs, the officer will have a vested and nonforfeitable interest in a pro rata number of shares that are deemed earned at the end of the performance period. The officer’s unearned shares will be forfeited.

The following table provides information about the estimated maximum amounts payable to the named executive officers under various scenarios assuming a change of control and/or termination had occurred on April 30, 2016. The table below does not include the cash amounts under outstanding STIP awards or number of vested shares under outstanding LTIP awards that otherwise would be payable to the named executive officer as of April 30, 2016.

			Acceleration of Vesting
			of Long-Term Equity
	Cash Payment		Incentive Awards
Name and Termination Scenario	($)(1)		($)(2)
Timothy P. Mihalick - President and Chief Executive Officer
By Company For Cause(3)	—		—
By Company Without Cause	—		1,462,752
Upon Death or Disability	—		1,462,752
Upon Change in Control(4)	—		1,462,752
Upon Change in Control and Termination(5)	1,356,207	(6)	1,462,752
Ted E. Holmes - Executive Vice President and Chief Financial Officer
By Company For Cause(3)	—		—
By Company Without Cause	—		530,350
Upon Death or Disability	—		530,350
Upon a Change in Control(4)	—		530,350
Upon Change in Control and Termination(5)	340,557	(6)	530,350
Diane K. Bryantt - Executive Vice President and Chief Operating Officer
By Company For Cause(3)	—		—
By Company Without Cause	—		726,350
Upon Death or Disability	—		726,350
Upon a Change in Control(4)	—		726,350
Upon Change in Control and Termination(5)	468,339	(6)	726,350
Mark W. Reiling - Executive Vice President and Chief Investment Officer(7)
By Company For Cause(3)	—		—
By Company Without Cause	—		641,298
Upon Death or Disability	—		641,298
Upon a Change in Control(4)	—		641,298
Upon Change in Control and Termination(5)	366,602	(6)	641,298
Michael A. Bosh - Executive Vice President and General Counsel
By Company For Cause(3)	—		—
By Company Without Cause	—		571,238
Upon Death or Disability	—		571,238
Upon a Change in Control(4)	—		571,238
Upon Change in Control and Termination(5)	349,747	(6)	571,238

(1)	This column assumes that there was neither accrued but unpaid base compensation nor vacation time earned but unpaid as of April 30, 2016.
(2)

Amounts in this column reflect accelerated vesting of awards of restricted common shares under the LTIP awards that were outstanding at April 30, 2016. For purposes of this table, it is assumed that all the common shares under the two-year and three-year LTIP awards have been earned and that the market value per restricted common share is $6.02, the closing market price per common share at the end of the last completed fiscal year, April 30, 2016. The table does not reflect the common shares under the one-year LTIP awards as they were deemed not earned as of the end of their performance period, which ended April 30, 2016.

(3)	No payments are made and no vesting occurs if the Company terminates the officer for “cause” as defined in the LTIP.
(4)	This reflects the occurrence of a change in control without the trigger of severance payments under the Change in Control Severance Agreement.
(5)

This reflects the occurrence of a change in control and the named executive officer’s employment was terminated by the Company without cause or by the officer with good reason, thereby triggering severance payments under the

Change in Control Severance Agreement, assuming that all conditions under such agreement had been met as of April 30, 2016.
(6)	Includes the reimbursement of health care benefits, estimated to be $21,204, assuming the reimbursement is for the full 18 month period and based on monthly premiums in place as of April 30, 2016.
(7)	Mr. Reiling subsequently resigned as Executive Vice President & Chief Investment Officer, effective as of August 1, 2016.

Compensation Policies and Risk Management

The Compensation Committee members evaluate the principal elements of executive and non‑executive compensation to determine whether they encourage excessive risk‑taking. While the Compensation Committee members focus on the compensation of the executive officers because risk‑related decisions depend predominantly on their judgment, they also consider the compensation of other senior officers and employees operating in decision‑making capacities. The Compensation Committee believes that because of the following there is a low likelihood that the Company’s compensation policies and practices would encourage excessive risk‑taking:

•

Compensation for executive and senior officers is comprised of various components: base salary, short-term incentive cash awards and long-term incentive equity awards. The mix is designed to balance near‑term performance improvement with sustainable long‑term value creation.

•

A significant percentage of compensation is equity‑based, long‑term compensation pursuant to LTIP awards. The three-year LTIP awards are payable 50% in unrestricted shares and 50% in restricted shares that vest over a one‑year period. The use of restricted shares encourages the Company’s executive officers to focus on sustaining the Company’s long‑term performance because unvested awards could significantly decrease in value if the Company’s business is not managed with long‑term interest in mind.

•

The STIP and LTIP awards utilize various performance goals. The STIP awards utilize the objective performance goal of Funds from Operations, or FFO, per share and unit achieved over a one‑year performance period. The three-year LTIP awards utilize the objective performance goals of relative total shareholder return, or TSR, relative to the MSCI US REIT Index and absolute TSR measured by compounded annual growth rate. The use of several performance goals was intentionally selected by the Compensation Committee with the goal of aligning executive compensation with long‑term creation of shareholder value.

•

The 2008 Plan and the 2015 Plan both contain individual limitations on the maximum amount that may be granted or awarded in any calendar year to a participant, including under the STIP and LTIP awards. The Compensation Committee believes these limitations are currently set at appropriate maximum levels under the 2015 Plan, and were set at appropriate maximum levels at the time the 2008 Plan was approved.

•

The Company adopted an equity ownership and retention policy by which each executive and senior officer is required to maintain a multiple of his or her base salary in common shares. The multiples are 5x for the Chief Executive Officer, 2x for the other executive officers and 1x for senior vice presidents. In addition, the officers are required to retain 60% of the net shares received under equity awards until either the officer reaches the ownership required level, is no longer employed by the Company or ceases to be an officer. This policy requires each executive officer to maintain a meaningful equity interest in the Company that could significantly decrease in value if the Company’s business is not managed with long‑term interest in mind.

•

The Company adopted a “clawback” policy by which, with respect to any incentive awards granted after May 1, 2015, the Board will have the right to recoup all or any portion of incentive awards granted based on the Company’s financial statements if the person had engaged in fraud, intentional misconduct or illegal behavior which caused or contributed to a material restatement of such financial statements.

•

The Company adopted a policy prohibiting executive and senior officers from engaging in hedging or monetization transactions involving the Company’s securities and from pledging the Company’s securities as collateral for a loan, including through the use of traditional margin accounts with a broker.

The Compensation Committee believes this combination of factors encourages prudent management of the Company and discourages executive officers from taking risks that are not in the Company’s long‑term interest. Accordingly, the Compensation Committee believes the Company’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

Retirement and 401(k) Plans

The Company’s profit‑sharing retirement plan is intended to be a qualified retirement plan under the Internal Revenue Code. Contributions to the retirement plan by the Company are at the discretion of the Company’s management, and are subject to a vesting schedule. The Company currently expects to contribute an amount of not more than 3.5% of the salary of each employee participating in the retirement plan. Employees are eligible to receive discretionary employer contributions if they are over the age of 21, have completed 1,000 hours of service within the plan year and are employed on the last day of the plan year.

In addition, the Company sponsors a defined contribution 401(k) retirement plan. Employees over the age of 21 may participate in the Company’s 401(k) plan, except for collectively bargained employees, non‑resident alien employees and part‑time/temporary/seasonal employees scheduled to work less than 1,000 hours of service within the plan year. Eligible employees can participate in the plan immediately upon hire, but are not eligible for the employer match until they have completed six months of service and worked at least 1,000 hours per calendar year. Employees participating in the 401(k) plan may contribute up to maximum levels established by the IRS. The Company currently matches, dollar for dollar, employee contributions to the 401(k) plan in an amount equal to up to 4% of the wages of each employee participating in the 401(k) plan.

Compensation Committee Interlocks and Insider Participation

During fiscal year 2016, the following served as members of the Compensation Committee of the Board of Trustees, either for all or part of the fiscal year: Linda J. Hall, Terrance P. Maxwell, Jeffrey Miller, Pamela J. Moret, John A. Schissel and Jeffrey K. Woodbury. None of the members of the Compensation Committee currently is, or was formerly, an officer or employee of the Company. During fiscal year 2016, none of the Company’s executive officers served on the compensation committee or any similar committee of any other entity or served as a director for any other entity whose executive officers served on the Company’s Compensation Committee.

PROPOSAL 3: RATIFICATION OF SELECTION OF INDEPENDENT AUDITOR

Description of Proposal

The Audit Committee has approved the selection of Grant Thornton LLP (“Grant Thornton”) to serve as the Company’s independent registered public accounting firm for the fiscal year ending April 30, 2017.

As a matter of good corporate governance, the Audit Committee has determined to submit its selection to shareholders for ratification. If this selection of auditors is not ratified by the shareholders at the Annual Meeting, the Audit Committee will review its future selection of independent auditors.

The Company expects that representatives of Grant Thornton will be present at the Annual Meeting. The representatives will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from shareholders.

Vote Required

This proposal requires the affirmative vote of a majority of the voting power of the shareholders present in person or by proxy, provided a quorum is present, for approval.

Vote Recommended

The Board recommends that you vote FOR the ratification of the selection of Grant Thornton LLP as the Company’s independent auditor for fiscal year 2017.

ACCOUNTING AND AUDIT COMMITTEE MATTERS

Fees Paid to the Company’s Independent Registered Public Accounting Firm

The following table summarizes the aggregate fees incurred for the audit and other services provided by Grant Thornton for fiscal years 2016 and 2015. These amounts include reimbursed expenses. The Audit Committee approves in advance all fees paid to, and services provided by, the Company’s independent registered public accounting firm. The Audit Committee has considered the services provided by Grant Thornton in fiscal year 2016 and has determined that all such services were compatible with maintaining Grant Thornton’s independence.

	2016	2015
Audit Fees	$421,760	$340,775
Audit-Related Fees	24,704	22,852
Tax Fees	—	—
All Other Fees	4,000	3,500
Total	$450,464	$367,127

Audit Fees:  This category includes the audit of the Company’s annual financial statements, review of financial statements included in the Company’s quarterly reports on Form 10‑Q, and services that are normally provided by the independent accountant in connection with regulatory filings, such as comfort letters and consents and assistance with and reviews of documents filed with the SEC.

Audit‑Related Fees:  This category consists of assurance and related services provided by the independent accountant that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported above under “Audit Fees.” The services for the fees disclosed under this category generally include fees for stand‑alone audits of subsidiaries, due diligence associated with acquisitions, benefit plan audits, other accounting consulting, and Sarbanes‑Oxley Section 404 pre‑implementation assistance.

Tax Fees:  This category consists of professional services rendered by the independent accountant primarily in connection with the Company’s tax compliance activities, including the preparation of tax returns and technical tax advice related to the preparation of tax returns.

All Other Fees:  This category consists of fees for other permissible services that do not meet the above category descriptions. $4,000 and $3,500 in fiscal years 2016 and 2015, respectively, represents the annual charge to the Company for a web‑based accounting research tool.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the accounting and financial reporting processes of the Company and the audits of the Company’s annual financial statements on behalf of the Board. In addition, the Audit Committee oversees the work of the Company’s internal audit function. Management is responsible for the financial reporting process, including the system of internal controls, for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States (“GAAP”) and for management’s report on internal control over financial reporting. The Company’s independent registered public accounting firm, Grant Thornton, is responsible for auditing the consolidated financial statements and expressing an opinion on the financial statements and the effectiveness of internal control over financial reporting.

The Audit Committee meets at least quarterly and at such other times as it deems necessary or appropriate to carry out its responsibilities. The Audit Committee met five times during fiscal year 2016, and all of these meetings included executive sessions with our independent accountant without management being present. In the course of fulfilling its oversight responsibilities, the Audit Committee met with both management and Grant Thornton to review and discuss annual and quarterly financial statements and quarterly operating results prior to their issuance. Management advised the Audit Committee that all financial statements were prepared in accordance with GAAP. The Audit Committee also discussed with Grant Thornton matters required to be discussed pursuant to applicable Public Company Accounting Oversight Board standards, including the reasonableness of judgments and the clarity and completeness of financial disclosures.

In addition, the Audit Committee discussed with Grant Thornton matters relating to its independence and has received from Grant Thornton the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence.

The Audit Committee pre‑approves all services provided by the independent auditor to the Company, and the related fees for such services, and has concluded that all such services provided in fiscal year 2016 were compatible with the auditors’ independence. The independent auditors provided nominal non‑audit or non‑audit related services to the Company during fiscal year 2016. See “Proposal 3: Ratification of Selection of Independent Auditor” for more information regarding fees paid to the Company’s independent auditors for services in fiscal years 2016 and 2015.

During fiscal year 2016, the Audit Committee continued to oversee the internal auditor’s ongoing testing of the effectiveness of the Company’s internal controls. The findings of the internal auditor were reported to the Audit Committee on a quarterly basis. Grant Thornton, as part of its 2016 audit of the Company’s financial statements, independently reviewed the Company’s internal controls.

On the basis of the reviews and discussions the Audit Committee has had with Grant Thornton, the Company’s internal auditor and management, the Audit Committee recommended to the Board of Trustees that the Board approve the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10‑K for the fiscal year ended April 30, 2016 for filing with the SEC.

The Audit Committee has selected Grant Thornton as the Company’s independent registered public accounting firm for fiscal year 2017. The Board of Trustees has concurred in that selection and has presented the matter to the shareholders of the Company for ratification.

Submitted by the members of the Audit Committee:

Jeffrey K. Woodbury (Chair)(on Board approved leave of absence)

Jeffrey P. Caira

Michael T. Dance

Jeffrey L. Miller

John D. Stewart

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act (“Section 16(a)”) requires that the trustees and executive officers of the Company and holders of more than 10% of the Company’s equity securities file with the SEC, within specified due dates, initial reports of beneficial ownership of the Company’s equity securities on Form 3; reports of changes in ownership of the Company’s equity securities on Form 4; and annual reports of changes in ownership of the Company’s equity securities on Form 5. As a matter of practice, the Company’s administrative staff assists the trustees and executive officers with these reporting requirements. The Company is required to disclose whether it has knowledge that any person required to file such reports may have failed to do so in a timely manner. Based solely on a review of the copies of the fiscal year 2016 Section 16(a) reports in the Company’s possession and on written representations from the Company’s trustees and executive officers that no other reports were required during the year ended April 30, 2016, the Company believes that all of the Section 16(a) reporting obligations for the fiscal year ended April 30, 2016 were met except: Mark W. Reiling, former Chief Investment Officer and EVP, failed to file on a timely basis two Section 16(a) reports, each reflecting one acquisition of the Company’s Series B preferred shares during the fiscal year 2016. Mr. Reiling subsequently reported such transactions on a Form 5.

SHAREHOLDER PROPOSALS AND NOMINATIONS

The Company did not receive a request from any shareholder that a matter be submitted to a vote at the Annual Meeting or that a trustee nominee be included in the Company’s 2016 proxy statement.

Shareholders who wish to submit a shareholder proposal for inclusion in the Company’s proxy statement and form of proxy for the 2017 annual meeting of shareholders must comply with the requirements as to form and substance established by the SEC and set forth in Rule 14a‑8 of the Exchange Act, including delivering the required materials to the Company’s Secretary at the following address: Investors Real Estate Trust, 1400 31st Avenue SW, Suite 60, PO Box 1988, Minot, North Dakota, 58702‑1988, no later than by April 4, 2017. Shareholders who wish to submit a shareholder proposal outside of the processes of Rule 14a‑8 of the Exchange Act, but rather in compliance with Article III, Section 6(A) of the Company’s Bylaws, must comply with the requirements of the Bylaws, including delivering the required materials to the Company’s Secretary at the above address no earlier than the close of business on May 19, 2017 and no later than the close of business on June 19, 2017. If such notice is received by the Company on or after June 20, 2017, then such notice will be considered untimely.The Company reserves the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

Shareholders who wish to propose a trustee nominee for inclusion in the Company’s proxy statement for the 2017 annual meeting of shareholders must comply with Article III, Section 6(B) of the Company’s Bylaws, including delivering the required materials to the Company’s Secretary at the following address: Investors Real Estate Trust, 1400 31st Avenue SW, Suite 60, PO Box 1988, Minot, North Dakota, 58702‑1988. Submissions must be received by the Secretary no earlier than the close of business on May 19, 2017 and no later than the close of business on June 19, 2017. For more information on recommending individuals for consideration as nominees to the Company’s Board of Trustees, see the discussion under “Corporate Governance and Board Matters — Board Committees.”

SHAREHOLDERS WITH THE SAME LAST NAME AND ADDRESS

In accordance with notices that the Company sent to certain shareholders, the Company is sending only a single copy of its proxy materials or Notice of Availability of Proxy Materials, as applicable, to shareholders who share the same last name and address, unless they have notified the Company that they want to continue receiving multiple copies. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources.

Householding for bank and brokerage accounts is limited to accounts within the same bank or brokerage firm. For example, if you and your spouse share the same last name and address, and you and your spouse each have two accounts containing the Company’s common shares at two different brokerage firms, your household will receive two copies of the Company’s proxy materials, one from each brokerage firm.

If you received a householded mailing this year and you would like to have separate proxy materials mailed to you, or you would like to opt out of this practice for future mailings, please submit your request to the Investor Relations Department by mail to Investor Relations, Investors Real Estate Trust, 1400 31st Avenue SW, Suite 60, PO Box 1988,

Minot, North Dakota, 58702‑1988, or by calling Investor Relations between 8:30 a.m. and 5:00 p.m. EST at 1‑ 203‑682‑8377. Similarly, you may also contact the Company if you received multiple copies of the proxy materials and would prefer to receive a single copy in the future.

COMMUNICATING WITH IRET

If you would like to receive information about the Company, you may use one of the following methods:

1.The Company’s Internet site, located at www.iret.com, contains information about the Company and its properties. The “Investor Relations” section of the site contains press releases, earnings releases, financial information and stock quotes, as well as corporate governance information and links to the Company’s SEC filings. This Proxy Statement and the 2016 Annual Report on Form 10‑K are both available on www.iret.com.

2.To have information such as the Company’s latest quarterly or annual report mailed to you, please either call 1‑203‑682‑8377 or send a request by mail to: Investor Relations, Investors Real Estate Trust, 1400 31st Avenue SW, Suite 60, PO Box 1988, Minot, North Dakota, 58702‑1988.

If you would like to contact the Company, please call Investor Relations at 1‑ 203‑682‑8377, or send correspondence to:  Investor Relations, Investors Real Estate Trust, 1400 31st Avenue SW, Suite 60, PO Box 1988, Minot, North Dakota, 58702‑1988.

OTHER MATTERS

It is not expected that any matters other than those described in this Proxy Statement will be brought before the Annual Meeting. If any other matters are properly presented at the meeting for action, the persons named in the accompanying proxy will vote upon them in accordance with their best judgment.

By Order of the Board of Trustees

Joy S. Newborg
Secretary and Associate General Counsel

August 4, 2016

Minot, North Dakota

Upon written request of any shareholder entitled to receive this Proxy Statement, the Company will provide, without charge, a copy of its Annual Report on Form 10‑K, including the consolidated financial statements, the notes thereto and financial statement schedules, as filed with the Securities and Exchange Commission. Any such request should be addressed to Joy S. Newborg, Secretary and Associate General Counsel of the Company, at Investors Real Estate Trust, 1400 31st Avenue SW, Suite 60, PO Box 1988, Minot, North Dakota, 58702‑1988. This request must include a representation by the shareholder that as of July 22, 2016, the shareholder is entitled to vote at the Annual Meeting.

INVESTORS REAL ESTATE TRUST 1400 31st Ave SW SUITE 60 Minot, ND 58702-1988

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

t
	THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

The Board of Trustees recommends you vote FOR the following:
1.	Election of Trustees
	Nominees	For	Against	Abstain

01	Jeffrey P. Caira	☐	☐	☐	The Board of Trustees recommends you vote FOR proposals 2. and 3.	For	Against	Abstain
02	Michael T. Dance	☐	☐	☐	2. ADVISORY VOTE ON EXECUTIVE COMPENSATION.	☐	☐	☐
03	Linda J. Hall	☐	☐	☐	3. RATIFICATION OF SELECTION OF GRANT THORNTON LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING APRIL 30, 2017.	☐	☐	☐
04	Terrance P. Maxwell	☐	☐	☐
05	Timothy P. Mihalick	☐	☐	☐	NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
06	Jeffrey L. Miller	☐	☐	☐
07	John A. Schissel	☐	☐	☐
08	John D. Stewart	☐	☐	☐
09	Jeffrey K. Woodbury	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date

0000296623_1 R1.0.1.25

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com .

The Investors Real Estate Trust 46th Annual Meeting of Shareholders
will be held on September 20, 2016, at 9:00 a.m. CDT at the
Grand Hotel, 1505 North Broadway, Minot, North Dakota, 58703

This proxy is Solicited on Behalf of the Board of Trustees.

The undersigned holder of Common Shares of Beneficial Interest of INVESTORS REAL ESTATE TRUST, a North Dakota Real Estate Investment Trust ("IRET"), hereby appoints Jeffrey L. Miller, Joy S. Newborg and John D. Stewart, and each of them (the "Representatives"), the true and lawful proxies of the undersigned, with the full power of substitution, to vote on behalf of the undersigned all Common Shares of Beneficial interest of IRET which the undersigned is entitled to vote at the 2016 Annual Meeting of Shareholders of IRET to be held at the Grand Hotel, 1505 North Broadway, Minot, North Dakota, on September 20, 2016, at 9:00 a.m., CDT, or any adjournment thereof, in the manner hereafter indicated. In their discretion, the Representatives are authorized to vote upon such other matters as may properly come before the meeting.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS GIVEN HEREIN, BUT IF SUCH INSTRUCTIONS ARE NOT MARKED HEREIN, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED FOR ELECTION AS TRUSTEES, FOR APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS, AND FOR RATIFICATION OF THE SELECTION OF GRANT THORNTON LLP AS THE COMPANY'S INDEPENDENT AUDITORS AND, WITH RESPECT TO ANY OTHER MATTERS PROPERLY COMING BEFORE THE MEETING, IN THE DISCRETION OF THE PROXY HOLDERS, ALL IN ACCORDANCE WITH THE ACCOMPANYING PROXY STATEMENT OF IRET, RECEIPT OF WHICH IS HEREBY ACKNOWLEDGED.

This Proxy may be revoked at any time before it is voted at the meeting by delivering written notice of revocation to IRET.

Continued and to be signed on reverse side

0000296623_2  R1.0.1.25